UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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COLDWATER CREEK INC.
(Name of Registrant as Specified In Its Charter)

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COLDWATER CREEK INC.
One Coldwater Creek Drive
Sandpoint, Idaho 83864
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 18, 2013

To Our Stockholders:
You are cordially invited to attend the Annual Meeting of Stockholders ("Annual Meeting") of Coldwater Creek Inc., a Delaware corporation, which will be held at our corporate headquarters at One Coldwater Creek Drive, Sandpoint, Idaho 83864, at 9:30 a.m. Pacific Time on June 18, 2013 for the following purposes:

1.	To elect four members of our Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014; and

3.	To hold an advisory "say-on-pay vote" on the compensation of our named executive officers.
These matters are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.
The Board of Directors has fixed the close of business on April 25, 2013 as the record date (the "Record Date") for determining those stockholders who will be entitled to vote at the Annual Meeting. In accordance with the rules of the Securities and Exchange Commission, we have elected to make our proxy materials available over the Internet. On or prior to May 3, 2013, we will mail to each stockholder of record as of the Record Date, a Notice of Internet Availability of Proxy Materials, which will include, among other things, important information about the Annual Meeting and instructions as to how to request a copy of the proxy materials over the Internet, by e-mail or by mail. On the date the Notice of Internet Availability of Proxy Materials is first mailed to stockholders of record as of the Record Date, these stockholders will have access, free of charge, to all proxy materials on a website identified in the Notice of Internet Availability of Proxy Materials.
Representation of at least a majority of the shares of Coldwater Creek Common Stock entitled to vote, whether present in person or represented by proxy, is required to constitute a quorum. Accordingly, it is important that your shares be represented at the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES. YOU ARE ENCOURAGED TO VOTE OVER THE INTERNET, AS DESCRIBED IN THE IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS. Alternatively, you may vote (i) by requesting a paper copy of our fiscal 2012 Annual Report on Form 10-K, the Proxy Statement and proxy card by mail or electronic mail and marking, signing, dating and promptly returning the proxy card, (ii) by telephone, as described in the Notice of Internet Availability of Proxy Materials or your proxy card, or (iii) by attending the Annual Meeting and voting in person. Note that all votes cast by telephone or the Internet must be cast prior to 11:59 p.m., Eastern Time, on June 17, 2013. You may revoke your proxy at any time prior to the time it is voted. You may also revoke your proxy by attending the Annual Meeting and voting in person.
Please read the proxy materials carefully. Your vote is important and we appreciate your cooperation in considering and acting on the matters presented.

Very truly yours,

John E. Hayes III Senior Vice President, General Counsel and Secretary Sandpoint, Idaho
May 3, 2013

COLDWATER CREEK INC.

Stockholders Should Read the Entire Proxy Statement
Carefully Prior to Voting Your Shares or Returning the Proxy Card
PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS OF
COLDWATER CREEK INC.
To Be Held June 18, 2013
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Coldwater Creek Inc. ("Coldwater Creek" or the "Company") of proxies to be voted at the 2013 Annual Meeting of Stockholders ("Annual Meeting"), which will be held at 9:30 a.m. Pacific Time on June 18, 2013 at the Company's corporate headquarters at One Coldwater Creek Drive, Sandpoint, Idaho 83864, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Notice Regarding Availability of Proxy Materials was first mailed to stockholders on or about May 3, 2013.
VOTING RIGHTS AND SOLICITATION
Stockholders of record at the close of business on April 25, 2013 (the "Record Date") are entitled to vote at the Annual Meeting. As of the close of business on that date, the Company had outstanding 30,547,324 shares of $0.01 par value common stock ("Common Stock") and 1,000 shares of Convertible Series A Preferred Stock ("Series A Preferred Stock"). The 1,000 shares of Series A Preferred Stock outstanding are entitled to a total of 6,087,876 votes. The presence in person or by proxy of the holders of a majority of the voting power of the Common Stock and, on an as-converted basis, the Series A Preferred Stock, voting together as a single class, constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date.
In accordance with rules and regulations of the Securities and Exchange Commission ("SEC"), instead of mailing a printed copy of our proxy materials to each stockholder of record, we furnish proxy materials, which include our Proxy Statement, proxy card and fiscal 2012 Annual Report, to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you so request or unless you have previously made a permanent election to receive these materials in printed copy. The Notice of Internet Availability of Proxy Materials instructs you as to how you may access and review all of the important information contained in the proxy materials and how you may submit your proxy to vote your shares, including via the Internet.
Common Stock voted by telephone or by Internet by 11:59 p.m. Eastern Time on June 17, 2013, as instructed in the Notice of Internet Availability of Proxy Materials, or by proxies in the accompanying form which are properly executed and returned to us, will be voted at the Annual Meeting in accordance with the stockholder's instructions contained therein. In the absence of contrary instructions, Common Stock represented by such proxies will be voted:

1.	FOR the election of four Class II Directors to serve on our Board of Directors;

2.	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014; and

3.	FOR the approval of the compensation of our named executive officers ("say-on-pay vote").
We are not aware of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and accompanying Notice of Annual Meeting of Stockholders. If any other matters should properly come before the Annual Meeting, the proxy holders will vote on such matters in accordance with their best judgment.
Any stockholder has the right to revoke his or her proxy at any time before it is voted by (i) delivering a written notice of revocation to us at our principal executive office at One Coldwater Creek Drive, Sandpoint, Idaho 83864, Attention: Secretary, (ii) delivering a duly executed proxy bearing a later date (including via telephone or Internet vote) or (iii) attending the meeting and voting in person.
The election of the Class II Directors shall be determined by a plurality of the votes cast.
The approval of Proposal 2 shall be determined by the affirmative vote of the holders of a majority of the voting power of Common Stock and, on an as-converted basis, Series A Preferred Stock, voting together as a single class, present in person or represented by proxy to vote at the Annual Meeting.

The say-on-pay vote presented in Proposal 3 is an advisory vote and therefore is not binding on the Company, our Compensation Committee or our Board of Directors. We value the opinions of our stockholders and our Compensation Committee will take into account the result of the say-on-pay vote when determining future executive compensation.
Abstentions are treated as shares present and entitled to vote for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against proposals 2 and 3. However, abstentions will have no effect on the election of directors.
All votes will be tabulated by the appointed Inspector of Election. The Inspector of Election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
We will bear the entire cost of proxy solicitation. Proxies will be solicited principally through the use of the mail, but, if deemed desirable, may be solicited personally or by telephone or special letter by our officers and other employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the Common Stock. We have engaged Georgeson Inc. to assist in soliciting proxies, which it may solicit by telephone or in person. We anticipate paying Georgeson Inc. a fee of approximately $7,000, plus expenses.

PROPOSAL 1
ELECTION OF DIRECTORS
Each member of the Board is assigned to one of three classes. One class is elected at each successive annual meeting of stockholders to hold office for a three-year term and until successors of such class have been qualified and elected. Currently, the Board consists of ten directors, seven of whom are independent as determined by the Board based on the rules of The NASDAQ Stock Market ("NASDAQ"). The term of the Class II directors will expire at this Annual Meeting. The current Class II nominees to the Board are set forth below. If elected, the Class II nominees' terms will expire at the 2016 Annual Meeting of Stockholders.
The proxy holders intend to vote all proxies received by them for the nominees for director listed below. Proxies may not be voted for a greater number of persons than the number of nominees named below. In the event that any nominee is unable, or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board is not aware that any nominee is unable to serve or intends to decline to serve as a director.
The Board recommends that stockholders vote FOR the nominees listed below:

Name	Principal Occupation	Director Since	Age
Jill Brown Dean	President and Chief Executive Officer of Coldwater Creek	2013	56
James R. Alexander	President of Alexander & Co., LLC	2000 Previously 1994-1998	70
Jerry Gramaglia	Former Partner for Arrowpath Venture Partners	2004	57
Kay Isaacson-Leibowitz	Former Executive Vice President of Victoria's Secret Beauty Niches	2005	66
Jill Brown Dean joined the Board of Directors in January 2013. Ms. Dean assumed the responsibility as President and Chief Executive Officer ("CEO") upon the retirement of Dennis Pence in December 2012. Ms. Dean joined Coldwater Creek in February 2011 as President and Chief Merchandising Officer. Prior to joining Coldwater Creek, Ms. Dean served as President of the Limited Too division of Tween Brands. Prior to that, Ms. Dean spent eighteen years with Limited Brands, serving as Executive Vice President, General Manager for Victoria's Secret flagship stores, as well as President and Chief Executive Officer of Lane Bryant. Ms. Dean began her career at Limited Brands in merchandising for the Express division.
As our President and CEO, Ms. Dean has extensive knowledge of all aspects of our business, which, combined with her extensive background, positions her well to serve as a director.
James R. Alexander has served as a director since March 2000, as well as a member of the Audit Committee since July 2000, as a member of the Compensation Committee since November 2002, and as the Compensation Committee Chairperson since June 2004. Mr. Alexander had previously served as a director, as well as Chairperson of the Compensation Committee, from 1994 to 1998, when he declined to stand for re-election due to other professional obligations. Mr. Alexander has been an independent catalog consultant for over 30 years, serving a variety of mail order retailers of apparel, gifts and home decor. Mr. Alexander is founder and President of Alexander & Co., LLC, a direct marketing and retail consulting firm.
Mr. Alexander brings to the Board over 40 years of experience as an advisor to direct marketing and specialty retail businesses. Additionally, through his industry involvement and tenure as Chairperson of our Compensation Committee, Mr. Alexander possesses a wealth of knowledge about compensation trends and best practices.
Jerry Gramaglia has served as a director since June 2004 and currently serves on the Compensation Committee and the Succession Planning and Management Development Committee, as well as serving on the Nominating and Corporate Governance Committee from June 2004 to June 2007. From May 2002 to March 2008, Mr. Gramaglia served as Entrepreneur-in-Residence and then Partner for ArrowPath Venture Partners. Mr. Gramaglia previously served as President and Chief Operating Officer for E*TRADE Group, Inc., a leading provider of electronic financial services. From March 2011 to July 2011, Mr. Gramaglia served as interim CEO of Acxiom Corporation, a leading provider of marketing data, services and technology. He has served on the Board of Acxiom Corporation since August 2009, where he is non-executive Chairperson of the Board. Since November 2002, Mr. Gramaglia has served on the board of WageWorks, Inc., an on-demand provider of tax-advantaged programs for health, commuter and other employee spending accounts, and has served on their compensation committee since October 2003 and as Chairperson of that committee since February 2006. Mr. Gramaglia began his career at Procter & Gamble and later held marketing and general management positions for Nestle, PepsiCo, Imasco and Sprint.
Mr. Gramaglia contributes valuable insight to the Board as a former public company executive with experience in general management, consumer marketing and E-commerce, as well as strong working knowledge of current technology practices.
Kay Isaacson-Leibowitz has served as a director since February 2005 and currently serves on the Compensation Committee and as Chairperson of the Succession Planning & Management Development Committee. Ms. Isaacson-Leibowitz served as Executive Vice President of Victoria's Secret Beauty Niches from July 2003 to August 2005. From 1995 to 2003, Ms. Isaacson-Leibowitz served as Executive Vice President of Merchandising for Victoria's Secret Stores. From 1994 to 1995, Ms. Isaacson-Leibowitz served as acting President and Senior Vice President of Merchandising for Banana Republic. Ms. Isaacson-Leibowitz has served as a Board member of Guess?, Inc. since July 2006 and serves on their compensation and nominating committees. Ms. Isaacson-Leibowitz also served as Chairperson of the Advisory Board for City University of New York Honors College and is a co-founder and co-Chairperson of the World of Children Awards.
As a former merchandising executive in the fashion and apparel industry, and as a member of the Board of Directors of another public apparel retailer, Ms. Isaacson-Leibowitz has significant industry expertise and management experience.
Directors Not Standing for Election
Directors who are not standing for election at this year's Annual Meeting are set forth below:

Name	Principal Occupation	Director Since	Class and Year in Which Term Will Expire	Age
Curt Hecker	President and Chief Executive Officer, Intermountain Community Bancorp	1998	Class I 2014	52
Michael J. Potter	Former Chairman of the Board of Directors and Chief Executive Officer of Big Lots, Inc.	2007	Class I 2014	51
Neale Attenborough	Operating Executive of Golden Gate Capital	2012	Class I 2014	53
Dennis C. Pence	Chairman of the Board of Directors	1988	Class III 2015	63
Robert H. McCall	Former President, McCall & Landwehr, P.A.	1994	Class III 2015	67
Frank M. Lesher	Former Executive Vice President, General Counsel & Secretary of the Board for Sony Electronics, Inc.	2007	Class III 2015	64
Curt Hecker has served as a director since August 1995, as well as a member of the Audit Committee from August 1995 to September 2007, as a member of the Executive Committee since July 2001, as Chairperson of the Nominating and Corporate Governance Committee since June 2004 and as a member of that committee since April 2004. Mr. Hecker also served as Chairperson of the Board's Compensation Committee from July 2001 to June 2004. Since October 1997, Mr. Hecker has served as President, Chief Executive Officer and a Board member of publicly held Intermountain Community Bancorp as well as Chief Executive Officer and a Board member of Panhandle State Bank, Intermountain Community Bancorp's wholly owned subsidiary. From August 1995 to October 2001, Mr. Hecker also served as President of Panhandle State Bank. Since April 2010, Mr. Hecker has served on the Board of Directors for Pacific Coast Bankers Bancorp, where he serves on their audit and loan committees. Prior to joining Panhandle State Bank, Mr. Hecker held various management positions with West One Bank.
As the Chief Executive Officer of a public bank holding company, Mr. Hecker has demonstrated leadership experience, as well as particular expertise in the areas of finance, strategic planning, governance and general management. Additionally, as one of our longest tenured directors, Mr. Hecker possesses great institutional knowledge about our Company.
Michael J. Potter has served as a director since June 2007, as Chairperson of the Audit Committee since June 2009 and has served as a member of the Audit Committee since September 2007. Mr. Potter served as the Chairman and Chief Executive Officer of Big Lots, Inc., a Fortune 500 retailer, from June 2000 to June 2005. Prior to serving as the Chief Executive Officer, Mr. Potter served in various capacities at Big Lots, including the role of Chief Financial Officer. Prior to Big Lots, Mr. Potter held various positions at The Limited, Inc., May Department Stores, and Meier & Frank, all retail companies. Mr. Potter has served on the Board of Blue Nile, Inc., a leading online retailer of certified diamonds and jewelry, since October 2007, where he serves on the compensation and audit committees. He has also served on the Board of Zulily, Inc., an E-commerce retailer of products for moms, babies and children, since March 2011.

As a former chief executive officer and former chief financial officer of a public retail company, and as a director of two other companies, Mr. Potter has proven leadership capability and an intimate knowledge of the complex operational and financial issues facing an organization such as ours.
Neale Attenborough has served as a director since July 2012. Mr. Attenborough is an Operating Executive of Golden Gate Capital ("GGC"), which he joined in 2011 and where he focuses on retail and consumer product sectors. Prior to joining GGC, Mr. Attenborough was the Chairman and Chief Executive Officer of Orchard Brands. In January 2011, the parent company and subsidiaries of Orchard Brands filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Attenborough serves on the Board of Directors of Zale Corporation, Pacific Sunwear, Eddie Bauer, California Pizza Kitchen, On The Border Mexican Grill & Cantina, Payless ShoeSource, White Flower Farms and Questech Metals. He has an M.B.A from Harvard Business School and a B.A from the University of Michigan.
Mr. Attenborough is qualified to serve as a director of the Company due to his extensive knowledge and expertise in strategic planning, consumer brand strategy and marketing, and the board practices of other major companies, including retail companies.
Dennis C. Pence co-founded Coldwater Creek in 1984, and has served as a director since our incorporation in 1988, serving as the Board's Chairman since July 1999 and as its Vice-Chairman prior to that. Mr. Pence served as our Chief Executive Officer ("CEO") from September 2009 through December 2012, and previously from September 2002 through October 2007 and from 1984 through December 2000. From June 2002 through September 2002, he provided us with his executive management services. From January 2002 to June 2002, Mr. Pence served as our Interim Chief Financial Officer and Treasurer. From January 2001 to January 2002, Mr. Pence was semi-retired. Mr. Pence has also served as Chairperson of the Executive Committee since its formation in May 2000, a member of the Succession Planning and Management Development Committee from November 2007 through December 2012, and as Secretary from July 1998 to February 2009. From April 1999 to December 2000, he was also the President of our Internet Commerce Division. Prior to co-founding Coldwater Creek, Mr. Pence was employed by Sony Corp. of America, a subsidiary of Sony Corporation, a publicly held manufacturer of audio, video, communication, and information technology products, from 1975 to 1983, where his final position was National Marketing Manager - Consumer Video Products.
As our founder, Chairman and former CEO, Mr. Pence has extensive knowledge of all aspects of our business which, combined with his vision and strong leadership skills, position him well to continue to guide our Company.
Robert H. McCall, a Certified Public Accountant, has served as director since 1994, as well as a member of the Audit Committee since February 1995, as Chairperson of the Audit Committee from February 1995 to June 2009 and as a member of the Nominating and Corporate Governance Committee since April 2004. Mr. McCall has also served as a member of the Executive Committee since its formation in May 2000. From February 1995 to July 2000, and then from June 2005 to June 2007, Mr. McCall served as a member of the Compensation Committee. From 1981 until his retirement in November 2006, Mr. McCall was President of McCall & Landwehr, P.A., a certified public accounting firm.
Mr. McCall brings to the Board a wealth of financial, tax and accounting expertise, as well as general business, management and corporate governance expertise, gained through founding and operating his accounting firm. Mr. McCall, who is the longest tenured director, also possesses a depth of knowledge about our Company through his years of Board service, including over fourteen years as Chairperson of the Audit Committee.
Frank M. Lesher has served as a director since February 2007, and currently serves on the Compensation Committee, Succession Planning and Management Development Committee, and the Nominating and Corporate Governance Committee. In July 2004, Mr. Lesher retired from Sony Electronics, Inc., a subsidiary of Sony Corporation, a publicly held manufacturer of audio, video, communication and information technology products, where he served as Executive Vice President, General Counsel & Secretary, as well as chairing the corporation's environmental action, ethics and information privacy committees.
Mr. Lesher, who is a lawyer and former general counsel, brings a valued legal perspective to the Board, including more than 30 years of executive experience in legal, government, trade affairs and corporate safety, as well as senior management experience.
CORPORATE GOVERNANCE
The Board of Directors is our governing body. It is responsible for managing the affairs of the corporation. The Board's primary responsibilities, which it carries out directly and through committees of the Board, include: (a) selecting, evaluating and overseeing the performance of, and setting the compensation for, the CEO and our other senior executive officers; (b) planning for succession with respect to the position of CEO and monitoring our succession planning for other senior executive officers; (c) reviewing and, where appropriate, approving our strategic and operating plans; (d) overseeing the conduct of our business to evaluate whether the business is being managed and conducted in accordance with such plans; and (e) overseeing the process for maintaining the integrity of our financial statements and other public disclosures in accordance with applicable law and our codes of conduct. The Board has delegated the authority and responsibility of managing the day-to-

day business to the executive officers. The CEO, working with the other executive officers, is responsible for managing the business in a manner consistent with any specific plans, instructions or directions of the Board, and for seeking the advice and approval of the Board or its various committees as appropriate.
Board Committees
The Board has an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Succession Planning and Management Development Committee. The authority and responsibilities delegated to these committees are discussed below. The members of the Board as of the date of this Proxy Statement, and the committees on which they currently serve, are set forth in the following table:

Name	Executive Committee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Succession Planning and Management Development Committee
Dennis C. Pence	**
Jill Brown Dean					*
James R. Alexander		*	**
Jerry Gramaglia			*		*
Curt Hecker	*			**
Kay Isaacson-Leibowitz			*		**
Frank M. Lesher			*	*	*
Robert H. McCall	*	*		*
Michael J. Potter		**
Neale Attenborough
__________________
*    Member
**    Chairperson
     Executive Committee.  The Executive Committee is empowered to act in general for the entire Board in intervals between meetings of the Board, with the exception of certain matters that by law may not be delegated. The Executive Committee meets as necessary and all actions by the Executive Committee are reported to the Board. The Executive Committee also administers our 2006 Employee Stock Purchase Plan. The actions taken by the Executive Committee are binding and do not require ratification by the Board to be legally effective. The Executive Committee currently consists of Mr. Pence (Chairperson), Mr. Hecker, and Mr. McCall.
Audit Committee.  The Audit Committee's primary responsibilities include the evaluation, appointment and oversight of our independent registered public accounting firm, the approval of all audit fees and all other compensation to be paid to the independent registered public accounting firm and of any non-audit services performed by our independent registered public accounting firm, the evaluation of the independence of our independent registered public accounting firm, the review and approval of the scope of audit activities performed by the independent registered public accounting firm, the review of the Company's financial reporting processes and internal controls, and the review with the independent registered public accounting firm of the audit results. The Audit Committee currently consists of Mr. Alexander, Mr. McCall and Mr. Potter (Chairperson). The Board has determined that all Audit Committee members meet the independence requirements of the SEC and NASDAQ. The Board has also determined that Mr. McCall and Mr. Potter qualify as "audit committee financial experts" within the meaning of the applicable rules of the SEC.
     Compensation Committee.  The Compensation Committee is responsible for evaluating the performance of the CEO and reviewing and establishing the compensation of the CEO and the other executive officers, including salary rates, participation in incentive compensation and benefit plans and other forms of compensation, and administering our Amended and Restated Stock Option/Stock Issuance Plan. During his tenure as CEO in fiscal 2012, for executive officers other than himself, Mr. Pence made recommendations to our Compensation Committee regarding salary, target bonus levels and equity awards, and provided his assessment of individual performance. With respect to our CEO, the Compensation Committee approves goals, reviews performance and approves compensation. For fiscal 2013, it is anticipated Ms. Dean will make recommendations to the Compensation Committee regarding the compensation of our executive officers other than herself.
For all areas of executive compensation, including equity compensation awards for Named Executive Officers ("NEOs"), the Compensation Committee seeks the input of outside compensation consultants. In fiscal 2012, the Compensation Committee used the services of Towers Watson as its sole compensation consultant. The Compensation Committee directed

Towers Watson to assist with assessing overall compensation levels, peer group analysis and a compensation program design for fiscal 2012. In addition, Towers Watson was instructed to prepare analyses and recommendations of long-term equity awards. When preparing these analyses, Towers Watson was instructed to consider quantitative and qualitative factors of the total compensation, cash compensation, compensation at risk and equity compensation of our peers and the trends of executive compensation among a broader range of companies.
Nominating and Corporate Governance Committee.  The principal functions of the Nominating and Corporate Governance Committee are to identify and evaluate individuals qualified to become Board members, recommend to the Board candidates for election or re-election to, or removal from, the Board, consider and make recommendations to the Board concerning the size and composition of the Board, consider from time to time the Board committee structure and makeup, and recommend to the Board retirement policies and procedures affecting Board members. The Nominating and Corporate Governance Committee makes recommendations to the full Board regarding compensation for non-employee directors, which compensation is approved by the full Board. Additionally, this committee is responsible for taking a leadership role in the Company's approach to corporate governance, including responsibility for making recommendations to the Board regarding the Company's corporate governance guidelines. The Nominating and Corporate Governance Committee currently consists of Mr. Hecker (Chairperson), Mr. Lesher and Mr. McCall. The Board has determined that all of the Nominating and Corporate Governance Committee members meet the independence requirements of NASDAQ. The Nominating and Corporate Governance Committee considers Board candidates identified by its members, by other Board members or management, by stockholders and by other external sources, as described below in the section entitled "Stockholder Proposals for Next Year's Annual Meeting."
Succession Planning and Management Development Committee.  The Succession Planning and Management Development Committee assists the Board in fulfilling its oversight responsibilities relating to the development and succession of our senior executives, including making recommendations to the Board about succession planning in the event of an emergency or the retirement of the CEO, reviewing management's succession plan for our executive officers, other than the CEO, including management's assessment of internal candidates for eventual promotion to executive positions, and reviewing and making recommendations regarding management's plan for assessing and enhancing the competencies of the executive officers. The Succession Planning and Management Development Committee currently consists of Ms. Dean, Mr. Gramaglia, Ms. Isaacson-Leibowitz (Chairperson), and Mr. Lesher.
Board Committee Charters
The Charters of the Audit Committee, the Executive Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Succession Planning and Management Development Committee are available on the Investor Relations portion of our website at www.coldwatercreek.com.
Risk Assessment of Compensation Programs
The Compensation Committee concluded that our policies and practices do not encourage excessive and unnecessary risk taking that would be reasonably likely to have a material adverse effect on the Company, based on a number of mitigating factors, including the following:

•	The absence of any equity or cash compensation that is based on financial metrics other than Company-wide performance measures;

•
A balance of equity and cash compensation for executives, with relatively lengthy vesting periods (3 or 4 years) for the equity awards and cash incentive compensation that is determined based on Company-wide performance; and

•
Cash incentive compensation for non-executives that takes into account both individual performance and Company performance and, where equity awards are made to non-executives, vesting that is based on time served rather than performance metrics.

Board Leadership Structure and Role in Risk Oversight
Mr. Pence, our former CEO, serves as Chairman of the Board. We also appointed a Presiding Director who is responsible for coordinating, developing the agenda and moderating executive sessions of our independent directors. The Presiding Director also acts as the principal liaison for communicating with the Chairman of the Board any comments or suggestions of the independent directors regarding the Board meeting agenda, as well as any other issues raised by the independent directors. The Presiding Director may be assigned other duties from time to time as deemed appropriate by the independent directors. The position of Presiding Director rotates among the independent directors. Responsibilities pass to the next director upon completion of each scheduled in-person meeting of the full Board, such that no individual is expected to serve as Presiding Director for more than one term during any fiscal year.
Our Board is responsible for overseeing the overall risk management process at the Company. The responsibility for managing risk rests with management while the committees of the Board and the Board as a whole participate in the oversight process. The Board regularly receives reports from executive management regarding specific aspects of risk management. The

Board's standing committees support the Board by regularly addressing various issues within their respective areas of oversight. The Audit Committee's responsibilities include reviewing significant financial risk exposures and the steps management has taken to monitor, control and report these exposures. Our Audit Committee also reviews with our independent auditors and internal auditors the integrity of the Company's financial reporting processes and controls. Additionally, our General Counsel reviews with the Audit Committee significant litigation, claims and regulatory and legal compliance matters. The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from our compensation policies and programs. In designing compensation programs, the Compensation Committee considers whether risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Nominating and Corporate Governance Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks related to corporate governance structures and processes. Each of the committee chairs, as appropriate, reports to the full Board at regular meetings concerning the activities of their committee, the significant issues it has discussed and the actions taken by the committee.
Director Independence
The Board has determined that seven of the ten directors who currently serve on the Board, including three of the directors standing for re-election, are "independent" within the meaning of NASDAQ rules. These independent directors are Mr. Alexander, Mr. Gramaglia, Mr. Hecker, Ms. Isaacson-Leibowitz, Mr. Lesher, Mr. McCall, and Mr. Potter. The non- independent directors are Mr. Pence, Ms. Dean, and Mr. Attenborough. In addition, the Board has determined that each member of the Board's Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee is independent under NASDAQ rules and that all members of the Audit Committee meet the requirements of SEC Rule 10A-3(b)(1)(ii). In connection with these independence determinations, the Board considered all of the relationships between each director and the Company, including those relationships not required to be disclosed by the rules of the SEC.
Board and Committee Meetings
The Board held twelve meetings during fiscal 2012. In addition, executive sessions of the independent directors without management present were held regularly throughout fiscal 2012 to discuss relevant subjects. The Executive Committee held three meetings during fiscal 2012. The Audit Committee held twelve meetings, the Compensation Committee held eleven meetings, the Nominating and Corporate Governance Committee held seven meetings, and the Succession Planning and Management Development Committee held seven meetings during fiscal 2012. All of the directors attended at least 75% of the aggregate number of meetings held by the Board and of the committees on which such director served during fiscal 2012.
It is our policy that all directors attend our Annual Meeting, except directors whose terms are expiring at that Annual Meeting and who are not standing for re-election. All continuing directors with the exception of Mr. Potter attended the 2012 Annual Meeting of Stockholders and it is anticipated that all directors will attend the 2013 Annual Meeting.
Codes of Conduct
We have adopted a Code of Business Conduct and Ethics for the members of our Board. A copy of this Director Code of Business Conduct and Ethics is available on the Investor Relations portion of our website at www.coldwatercreek.com. Any future amendments to or waivers of this Director Code of Business Conduct and Ethics will also be posted on www.coldwatercreek.com.
We have adopted a Code of Ethics for our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer. A copy of this Code of Ethics for CEO and Senior Financial Officers is available on the Investor Relations portion of our website at www.coldwatercreek.com. Any future amendments to and any waiver of this Code of Ethics for CEO and Senior Financial Officers will also be posted on www.coldwatercreek.com.
Our Code of Conduct, applicable to all of our employees, is also available on the Investor Relations portion of our website at www.coldwatercreek.com. Any future amendments to this Code of Conduct will also be posted on www.coldwatercreek.com.
Corporate Governance Guidelines
     On the recommendation of the Nominating and Corporate Governance Committee, the Board adopted the Coldwater Creek Corporate Governance Guidelines to promote the effective functioning of the Board and its committees, to promote the interests of stockholders, and to ensure a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. The Corporate Governance Guidelines establish corporate governance policies and principles with respect to the role of the Board, Board size, composition and independence, selection of new Board members and Board qualifications, director education and evaluation, Board tenure and limits on other Board memberships, access to senior management, the use of independent advisors, stock ownership guidelines, the role of standing Board committees, Board and committee meetings, meeting attendance, schedules and agendas, meetings of independent directors, director compensation, Board leadership, succession planning, adherence to the code of business conduct and ethics, communications with stockholders, and Board attendance at annual meetings of stockholders. The Corporate Governance Guidelines are available on the Investor Relations portion of our website located at www.coldwatercreek.com.

Certain Relationships and Related Person Transactions
On July 9, 2012, we obtained a five-year, $65.0 million senior secured term loan (the "Secured Term Loan") provided by an affiliate of Golden Gate Capital. The Secured Term Loan bears interest at a rate of 5.5% to be paid in cash quarterly and 7.5% due and payable in kind ("PIK") upon maturity. The Secured Term Loan is collateralized by a second lien on our inventory and credit card receivables, and a first lien on our remaining assets. The Secured Term Loan is scheduled to mature upon the earlier of July 9, 2017 or the date that the obligations under the Amended and Restated Credit Agreement with Wells Fargo Bank dated May 16, 2011 mature or are accelerated. Upon maturity of the Secured Term Loan, the principal balance and any unpaid interest, including $29.8 million of PIK interest, will become due and payable. As of February 2, 2013, $2.9 million of PIK interest has been accrued. Also, on July 9, 2012 in conjunction with the Secured Term Loan, we issued 1,000 shares of Series A Preferred Stock and the initial fair value of $15.7 million was recorded as a discount to the Secured Term Loan. This discount is being amortized to interest expense based on the effective interest rate method. As described above, Mr. Attenborough, one of our directors, is affiliated with Golden Gate Capital.
Stock Ownership Guidelines
In March 2013, we adopted minimum stock ownership guidelines for our senior executive officers to more closely link their interests with the interests of our stockholders and to encourage a long-term perspective in managing our business. Each executive officer is required to own stock of the Company having a value equal to a multiple of the executive's base salary on the date the guidelines were adopted (or upon being appointed as a senior executive officer, if later). The salary multiple is 4.0 for the Chief Executive Officer, 2.0 for a President or an Executive Vice President, and 1.0 for a Senior Vice President. Alternatively, the senior executives may satisfy the stock ownership guidelines based on owning a minimum number of shares, thereby allowing for volatility in the stock price. These alternative stock ownership requirements are 225,000 shares for the Chief Executive Officer, 100,000 shares for a President and an Executive Vice-President, and 25,000 shares for a Senior Vice President. Senior executive officers have five years from the date the guidelines were adopted, or the date of appointment, if later, to reach the share ownership levels. We have not established mandatory holding periods for our executives who received stock upon vesting of RSUs or exercise of stock options.
Our previously adopted minimum stock ownership guidelines for our non-employee directors, adopted in December 2008, remain in effect, with the exception of Mr. Attenborough. Each non-employee director is required to own stock of the Company having a value equal to at least three times the annual base retainer in effect on the date the guidelines were adopted (or upon being appointed as a director, if later). Alternatively, non-employee directors may satisfy the stock ownership guidelines based on owning a minimum of 15,000 shares. Non-employee directors have five years from the date the guidelines were adopted, or the date of appointment, if later, to reach the share ownership levels. All of the non-employee directors are currently in compliance with the stock ownership guidelines.
Policies and Procedures with Respect to Related Person Transactions
Our Audit Committee charter requires that the Audit Committee approve all transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934. Our Audit Committee has adopted a written policy governing its review of transactions with related persons. Pursuant to this policy, identified transactions with related persons, other than certain transactions that would not require disclosure pursuant to Item 404 of Regulation S-K, are subject to approval or ratification by the Audit Committee. Our policy also requires this approval or ratification for any material amendments to ongoing related person transactions. In determining whether to approve a related person transaction, the Audit Committee will consider all relevant facts and circumstances available to it, which may include the benefits of the transaction to the Company, the impact of the transaction on a director's independence, the availability of other sources for comparable products or services, and the terms of the transaction as compared with those available to or from unrelated third parties or employees generally. No director will participate in the discussion of any related person transaction in which such director has a direct or indirect interest, other than to provide material information about the transaction to the Audit Committee. For purposes of this policy, the term "related person" has the meaning contained in Item 404 of Regulation S-K.
Stockholder Communications with the Board
Stockholders and other interested parties may contact the Board, or any member of the Board, at the following address:
Coldwater Creek Board of Directors
c/o Coldwater Creek Inc.
One Coldwater Creek Drive
Sandpoint, ID 83864
or by e-mail at ContactBoardofDirectors@thecreek.com
Information about the procedures for contacting the Board is available on the Investor Relations portion of our website at www.coldwatercreek.com. Information on our website is not incorporated by reference into this Proxy Statement.

STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING
Stockholder proposals intended to be considered for inclusion in next year's Proxy Statement for the 2014 Annual Meeting of Stockholders must be received by us no later than January 6, 2014. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC and the procedures set forth in our Bylaws. For proposals not intended to be submitted for inclusion in next year's Proxy Statement, but sought to be presented at the next Annual Meeting, our Bylaws provide that stockholder proposals and director nominations must be received by us no later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the prior year's Annual Meeting. A stockholder's notice relating to such proposals or director nominations must set forth the information required by our Bylaws. A copy of our Bylaws is available on the Investor Relations portion of our website at www.coldwatercreek.com. All stockholder proposals must be in writing and mailed to our principal executive offices at One Coldwater Creek Drive, Sandpoint, Idaho 83864, Attention: Secretary.
Stockholder Nominations for Director.    Stockholders may recommend candidates for nomination to the Board for consideration by the Nominating and Corporate Governance Committee by submitting in writing the names and required supporting information described below to our principal executive offices at One Coldwater Creek Drive, Sandpoint, Idaho 83864, Attention: Secretary.
     Such recommendation must include the following information:

•	Information regarding the stockholder making the nomination, including name, address, and number of shares of Common Stock beneficially owned by such person;

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As more particularly set forth in our Bylaws, the name, address, and number of shares of Common Stock beneficially owned by the stockholder and any beneficial owner on whose behalf a stockholder is acting, and a description of: (i) any agreements, arrangements or understandings between the stockholder, any such beneficial owner and their respective affiliates, and any other stockholder known to be supporting the nominee; (ii) derivative securities of any kind, whether settled in cash or in stock, directly or indirectly owned by the proponent stockholder or beneficial owner; and (iii) any agreements, arrangements or understandings entered into or made by, or on behalf of, the proponent stockholder or beneficial owner, the effect or intent of which is to mitigate loss to or manage the risk of stock price changes for, or to increase the voting power of, the stockholder or beneficial owner;

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A representation that the stockholder will update the information in the preceding paragraph as of the Record Date promptly following the later of either the Record Date, or public announcement of the Record Date;

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A representation whether the stockholder or the beneficial owner, or the group of which it is a part, intends to deliver a proxy statement and/or form of proxy or otherwise to solicit proxies from stockholders in support of the nomination and that the stockholder intends to appear in person or by proxy at the annual meeting of stockholders to bring such business before the meeting;

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A representation that the stockholder or the stockholder's nominee is entitled to vote at the meeting at which directors will be elected, and that the stockholder or the stockholder's designee intends to cast its vote for the election of the director, if nominated;

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Any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, by Regulation 14A under the Exchange Act; and

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The name, business address and residence of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC's proxy rules, including, but not limited to:

–	A copy of the nominee's resume;

–	Biographical information for the last five years, including directorships and principal occupation or employment of such person;

–	Date of birth;

–	A list of references;

–	A description of any relationship, arrangement or understanding between the stockholder and the nominee and any other person (including names) pursuant to which the nomination is being made;

–	A description of any direct or indirect relationship, arrangement or understanding between the stockholder or the nominee and us; and

–	The consent of each such nominee to be named in the Proxy Statement and to serve as a director if elected.

If a stockholder does not update the required information as of the Record Date in accordance with the Bylaws, or if the stockholder does not appear at the meeting to present the stockholder nominee, the stockholder nominee will be disregarded, even if proxies in respect of the stockholder nominee may have been received.
Following verification of information submitted in support of a nomination, the Nominating and Corporate Governance Committee will make an initial analysis of the qualifications of the candidate pursuant to the director qualification criteria for director nominations described below. The Nominating and Corporate Governance Committee screens and evaluates potential candidates in substantially the same manner regardless of the source of the recommendation.
Qualification Criteria for Director Nominations.    The Nominating and Corporate Governance Committee identifies, evaluates and recommends prospective directors to the Board with the goal of creating a balance of knowledge, experience and diversity. Potential candidates will be identified from a number of sources, including current Board members, employees, stockholders, third-party search firms and other interested parties, as appropriate. The Nominating and Corporate Governance Committee is not required to nominate candidates who are recommended by stockholders, employees or other interested parties. Candidates nominated for election or re-election to the Board should possess the following qualifications:

•	The highest professional and personal ethics and values, consistent with our image and reputation;

•	High-level leadership experience in business and administrative functions with an ability to understand business problems and evaluate and formulate solutions;

•	Industry-related and other special expertise and skills that are relevant to us and complementary to the background and experience of other Board members;

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Ability to devote the time necessary to carry out the duties and responsibilities of Board membership, taking into consideration the individual's occupation and other commitments, such as directorships on other boards;

•	Willingness to be an active, objective and constructive participant at meetings of the Board and its committees;

•	Commitment to serve on the Board over a period of several years to develop knowledge about our business;

•	Commitment to enhance stockholder value and represent the best interests of all stockholders and to objectively evaluate management performance; and

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The majority of directors on the Board should be "independent," not only as that term may be legally defined, but also without the appearance of any conflict in serving as a director. In addition, directors should be independent of any particular constituency and be able to represent all of our stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal 2012, the Compensation Committee consisted of James R. Alexander (Chairperson), Jerry Gramaglia, Kay Isaacson-Leibowitz and Frank Lesher. None of the individuals serving on the Compensation Committee during fiscal 2012 was an officer or employee of Coldwater Creek during fiscal 2012, was an officer of the Company prior to fiscal 2012 or had any relationship required to be disclosed by the rules of the SEC.

AUDIT COMMITTEE REPORT ON THE FISCAL YEAR ENDED FEBRUARY 2, 2013
     The information contained in this report shall not be deemed to be soliciting material or filed with the SEC, or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act, and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.
The Board's Audit Committee is comprised solely of independent directors, as defined by the rules of the SEC and NASDAQ. During fiscal 2012, the members of the committee included James R. Alexander, Robert H. McCall and Michael J. Potter (Chairperson). The Audit Committee met twelve times during the fiscal year ended February 2, 2013.
The Audit Committee is governed by a written charter adopted and approved by the Board. The Audit Committee reviews the charter and assesses its adequacy annually. The Audit Committee oversees the Company's financial reporting process on behalf of the Board. Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent registered public accountants for the fiscal year ended February 2, 2013, Deloitte & Touche LLP, were responsible for performing an independent audit of the Company's consolidated financial statements as of and for the fiscal year ended February 2, 2013 in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. Deloitte & Touche LLP, as well as the Company's internal auditor, have full access to the Audit Committee and regularly meet with the Audit Committee without management being present to discuss appropriate matters.
Based on the Audit Committee's review of the audited consolidated financial statements, its discussion with management regarding the audited consolidated financial statements, its receipt from Deloitte & Touche LLP of written disclosures and the letter required by Public Accounting Oversight Board (United States) ("PCAOB") Ethics and Independence Rule 3526, its discussions with Deloitte & Touche LLP regarding Deloitte & Touche LLP's independence, the audited financial statements, the matters required to be discussed with Deloitte & Touche LLP by the Statement on Auditing Standards 61, as amended and as adopted by the PCAOB, and other matters, the Audit Committee recommended to the Board that the audited consolidated financial statements as of and for the fiscal year ended February 2, 2013 be included in the Company's Annual Report on Form 10-K for such fiscal year for filing with the SEC.

FROM THE MEMBERS OF THE
AUDIT COMMITTEE
James R. Alexander
Robert H. McCall
Michael J. Potter (Chairperson)

COMPENSATION DISCUSSION AND ANALYSIS
This section includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provided in fiscal 2012 for our principal executive officer, principal financial officer and other individuals identified in the summary compensation table included in this proxy statement. We refer to all these individuals as our Named Executive Officers ("NEOs").
Objectives of Our Compensation Program
Our Board's Compensation Committee has responsibility for reviewing and approving compensation for our NEOs. The compensation program for our NEOs is designed to attract, retain, motivate and reward talented executives who can contribute to our long-term success and thereby build value for our stockholders. During the past few years our business has changed significantly and we have made substantial adjustments to executive compensation in an attempt to respond to those changes. In determining executive compensation, like most companies, we consider such factors as competition for executive talent, our desire to link pay with performance, the use of equity to align NEO interests with those of our stockholders, and fairness, both internally and externally. There are other factors specific to us that weigh heavily into our NEO compensation decisions, such as the following:
Business performance and turnaround environment.  For the past few years, we have operated in challenging macroeconomic conditions, and within that environment the performance of our business has lagged behind most of our competitors, as our turnaround has taken longer than we expected. Although we believe management turnover has stabilized and we have been successful in recruiting new talent, we remain mindful of the significant burden the turnaround environment has placed on our executives, who continue to operate with limited resources, and who have led our cost cutting and capital raising efforts. Our executives have experienced a significant diminution in the value of their equity awards, and have not received payments under our annual incentive program for several years. Given these challenges, our fiscal 2012 compensation decisions were highly influenced by a heightened concern for morale and retention.
Intense competition for management talent within the retail industry.  Like any company, we strive to recruit top talent at all levels of our organization. Certain areas of our retail business, however, are especially prone to intense competition, most notably merchandising, marketing and creative. Within these areas we have seen extensive movement of management-level personnel between our competitors and we believe competitors and recruiters regularly contact our own executives regarding opportunities with other retailers. Additionally, given the challenges our business has faced over the past few years, we may on occasion find it necessary to exceed the total compensation offered by retail competitors whose performance has exceeded ours.
Peer group data.  To ensure our compensation is competitive, we rely on analysis of peer data, and we generally strive to achieve total compensation for our NEOs between the 50th and 75th percentile of our peer group. In doing so, we target base salary at the 50th percentile, subject to increase based on individual performance and other factors, while providing our executives substantial opportunity to exceed the 75th percentile in total compensation based on performance through our annual incentive program and equity award grants. Total compensation for our NEOs for fiscal 2012 ranged from the 50th to 75th percentile of our peer group, except for Mr. Pence, who at his request received no salary during the fiscal year. Factors which were considered by the Compensation Committee and impacted total compensation of the NEOs include levels of responsibility, the multiple roles filled by some of our executives, tenure with the Company, retention concerns and the Company's performance over the last several years. In setting fiscal 2012 NEO compensation, we considered data collected by Towers Watson, our sole compensation consultant, regarding our peer companies, as identified by our Compensation Committee. These companies included Aeropostale, ANN, Ascena Retail Group, bebe stores, Buckle, Cato Corporation, Chico's FAS, Christopher & Banks, Express, Guess?, Jos. A. Bank, Lululemon Athletica, New York & Company, Rue 21, Stage Stores, Urban Outfitters and Wet Seal. In selecting this peer group, we focused primarily on clothing retailers with revenues and market capitalization similar to our own. This peer group included some of our direct competitors in the women's apparel retail business, as well as specialty apparel retailers that do not cater to our target customer. We included these specialty apparel companies based primarily on their store base and similar growth strategies, as we believe our competition for top talent extends beyond our direct competitors. Based on our periodic reevaluation, for fiscal 2013 our peer group will consist of ANN, bebe stores, Body Central, Buckle, Cato Corporation, Chico's FAS, Christopher & Banks, Destination Maternity, Hot Topic, Jos. A. Bank, New York & Company, Oxford Industries, Pacific Sunwear, Rue 21, Stage Stores, Stein Mart and Wet Seal.
Substantial complexity in operations with small executive team.  Our senior team remains relatively small and continues to manage an increasingly complex business in a challenging turnaround environment. Several of our NEOs, as well as other senior executives, manage multiple job functions. We believe the demands on our executives, and the risks associated with a multi-channel business like ours in a turnaround environment, are greater than these individuals would encounter in other businesses. We strive to recognize these demands by compensating NEOs for the increased demands and risks, such as through annual equity awards.

Our headquarters location.  All of our NEOs, other than Mr. Jessup, are based in Sandpoint, Idaho. We believe Sandpoint provides an attractive community for our headquarters employees to work and live, with its abundant outdoor activities and natural setting. Nevertheless, Sandpoint is also a small, rural community and represents a major relocation for substantially all of our key hires, the majority of whom must be recruited from major metropolitan areas. Moreover, our remote location makes travel to stores and our other facilities more difficult for our NEOs than it would be if they were based in a major city. To attract and retain the talent we need, we therefore endeavor to compensate our executives above peer averages, with a level of assured cash compensation that will allow them to maintain an attractive lifestyle in Sandpoint.
For all areas of executive compensation, including equity compensation awards for NEOs, the Compensation Committee seeks the input of outside compensation consultants. In fiscal 2012, the Compensation Committee used the services of Towers Watson as its sole compensation consultant. The Compensation Committee directed Towers Watson to assist with assessing overall compensation levels, peer group analysis and a compensation program design for fiscal 2012. In addition, Towers Watson was instructed to prepare analyses and recommendations of long-term equity awards. When preparing these analyses, Towers Watson was instructed to consider quantitative and qualitative factors of the total compensation, cash compensation, compensation at risk and equity compensation of our peers and the trends of executive compensation among a broader range of companies.
The Compensation Committee meets regularly with management to assist the Compensation Committee in its analyses of executive compensation. The Compensation Committee approves the compensation of all executive officers. During his tenure as CEO in fiscal 2012, for executive officers other than himself, Mr. Pence made recommendations to our Compensation Committee regarding salary, target bonus levels and equity awards, and provided his assessment of individual performance. With respect to our CEO, the Compensation Committee approves goals, reviews performance and approves compensation. For fiscal 2013, it is anticipated Ms. Dean will make recommendations to the Compensation Committee regarding the compensation of our executive officers other than herself.
Elements of Our Compensation Program
Salary.  We believe base salary is the key compensation-related reference point for individuals considering an employment change and that we must offer base salaries competitive with those of our peer companies in larger markets. Our peer group analysis therefore serves as a starting point in setting salaries for our executives, and in all cases we initially target a base salary for executives at the 50th percentile of our peer group, recognizing that titles and levels of responsibility vary greatly from company to company. Beyond peer data, in setting salaries we also consider factors, such as:

•	Macroeconomic conditions and the Company's projected performance;

•	Historical, long-term individual performance;

•	Tenure with the Company;

•	Tenure in current role;

•	Retention concerns;

•	Contribution to Company growth; and

•	Industry experience.
Starting with his return to the business in September 2009 and throughout 2010, at Mr. Pence's request he received a salary of $1 per year plus standard employee benefits. For fiscal 2011, the Compensation Committee established Mr. Pence's annual salary at $1 million, which was his salary prior to retiring from the Company in 2007. In August 2011, however, the Compensation Committee approved Mr. Pence's request that he receive no salary for serving as Chief Executive Officer, and he continued to receive no salary during his tenure as CEO in fiscal 2012, other than a retirement payment as discussed below.
Ms. Dean joined the Company in February 2011 as President and Chief Merchandising Officer at an initial salary of $600,000, or at approximately the 75th percentile among our peer companies, based on her background and experience, as well as the importance of this key hire to our turnaround. In December 2011, given the immediate positive impact she had made on the business, and important role in our turnaround, her salary was increased to $700,000, above the 75th percentile among our peer companies. In connection with her promotion to President and Chief Executive Officer in January 2013, Ms. Dean's salary was increased to $850,000, at approximately the 75th percentile among our peer companies. In considering Ms. Dean's salary, the Compensation Committee considered numerous factors including her leadership and experience, her previous success with the Company, the potential delay and cost of recruiting a CEO from outside the Company and the significant demands inherent in a turnaround environment.
In January 2012, Mr. Bell was appointed to serve as Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company. In connection with his promotion and substantial increase in responsibilities, Mr. Bell's annual base salary was increased to $650,000, at approximately the 75th percentile among our peer companies.

Incentive Award Program.  As in years past, our NEOs participated in our annual incentive award program, a cash-based, pay-for-performance incentive plan, pursuant to which bonuses may be awarded based on the Company's operating performance, which for fiscal 2012 was measured based on the Company's earnings before interest and taxes ("EBIT"). All of our NEOs were eligible to participate in the incentive award program, except for Mr. Haley who participates in the accounting manager bonus plan designed for senior accounting and finance personnel, which places more emphasis on individual performance. The accounting and finance bonus program is designed to lessen the correlation between accounting personnel bonus payouts and the Company's operating results. Additionally, in lieu of participating in the 2012 Incentive Award Program, Mr. Bell received a guaranteed special award bonus in an amount equal to 75% of his annual base salary payable after the close of fiscal 2012. The guaranty of Mr. Bell's bonus was based on his importance to our turnaround and ensuring his continued service, in light of the significant demands placed on him in connection with his additional duties as Chief Operating Officer. These duties in fiscal 2012 included leading our financing with Golden Gate Capital.
Under our incentive award program, if operating results do not exceed pre-established minimum levels, no bonus is awarded. Target individual awards for our NEOs under the 2012 Incentive Award Program, expressed as a percentage of their base salary, were 50% for Mr. Hayes, 75% for Messrs. Bell and Jessup and Ms. Dean, and 100% for Mr. Pence and, under the plan in which he participates, 25% for Mr. Haley. In light of economic conditions, the Compensation Committee reduced each individual's target percentage for fiscal 2012 by 35%, such that the revised target percentages were 32.5% for Mr. Hayes, 48.75% for Mr. Jessup and Ms. Dean. Mr. Pence participated in the 2012 Incentive Award Program, with an adjusted target level of 65% of an assumed base salary of $1,000,000, although he received no salary for serving as our CEO during fiscal 2012. The executives' actual bonus award could range from 0 to 231% of the revised target, based on the Company's EBIT performance. Mr. Haley's reduced target bonus percentage for fiscal 2012 was 16.25% of salary under the accounting manager bonus plan.
Our 2012 Incentive Award Program was designed to qualify as "performance-based compensation," deductible for federal income tax purposes under IRS Code §162(m). Several important determinations by the Compensation Committee are inherent in the awards made under our incentive award programs:

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Individual Bonus Targets.  Individual bonus targets which are expressed as a percentage of the NEO's salary are approved by the Compensation Committee. Individual bonus targets are highest for our most senior executives, as we believe these individuals have the greatest ability to impact our performance and therefore should have a higher portion of their total compensation "at risk." We believe our fiscal 2012 target levels were competitive and sufficient incentive for our NEOs, particularly if Company-wide performance goals were exceeded. No bonuses were earned under the program based on the Company's performance in fiscal 2012.

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Performance Metrics.  Company performance under the 2012 Incentive Award Program was measured solely in terms of EBIT improvement over fiscal 2011. The Compensation Committee believes that focusing on a single measure of operating performance provides a program that is relatively simple from the employee's perspective, is in line with the Company's emphasis on margin improvement and cost containment, and is consistent with the manner in which analysts and investors measure the success of our business. Going forward, the Compensation Committee anticipates using operating income rather than EBIT in designing incentive compensation, as the EBIT measure does not exclude the impact of changes in the fair value of the derivative liability that arose as a result of our issuance during fiscal 2012 of shares of Series A Preferred Stock in connection with our transaction with Golden Gate Capital. Accordingly, Company performance under the fiscal 2013 Incentive Award Program will be measured in terms of operating income.

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Performance Goals.  The Compensation Committee establishes performance goals at the outset of the fiscal year based on our internal budgeting, through an iterative process with management. The Compensation Committee strives to set the minimum performance goals at ambitious levels to provide a meaningful incentive. If the minimum goal is not reached, no bonus is awarded under the program. At the same time, we believe it is important to reward extraordinary performance, and if the target levels were exceeded by a meaningful amount, our NEOs and employees could have earned up to 231% of their revised target bonus amounts under the 2012 incentive program.

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Return of Incentive Compensation.  We do not have a policy regarding return of incentive compensation in the event financial results are restated. We would address this situation on a case-by-case basis, considering issues such as the magnitude of the restatement and the materiality of the overpayment from the standpoint of both the Company and the individual, as well as other facts and circumstances surrounding the restatement, including motivational concerns and issues of fairness to our employees.

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2013 Incentive Award Program.  The Company's 2013 Incentive Award Program for executives is based on the amount of operating income improvement over fiscal 2012. Under the 2013 Incentive Award Program each individual's normal target participation level has been reduced by 25% in light of economic conditions. If the minimum goal is not reached, no bonus is awarded under the program, and if target levels are exceeded by a meaningful amount, our NEOs may earn up to 267% of their revised target bonus amounts. Ms. Dean's target bonus percentage, expressed as a percentage of her base salary, was increased to 100% in connection with her promotion to CEO, such that her revised target percentage for 2013 will be 75%. Mr. Haley's target bonus percentage, expressed as a percentage of his base salary, was increased to 30% such that his revised target percentage for 2013 will be 22.5%.
For more information about the 2012 Incentive Award Program, including the target EBIT amounts for fiscal 2012, please see the section below entitled "Incentive Award Program" and the information reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table below.
Equity Compensation.  Our equity compensation strategy seeks to allow our NEOs to participate in the Company's long-term success and encourages retention, while being mindful of the dilutive impact of equity compensation on our other stockholders. We have an annual equity grant program of awarding both restricted stock unit awards ("RSUs") and stock options to our senior executives. Our practice is to determine the dollar amount of equity compensation that we want to provide based on a total compensation analysis, considering the mix of current and long-term cash and equity compensation, and to grant a combination of RSUs and stock options with an aggregate value on the date of grant equal to that amount. The total award amounts for annual grants to our NEOs under our annual equity grant program during fiscal 2012 were approximately $81,000 for Mr. Haley, $167,000 for Mr. Hayes and approximately $243,000 for Messrs. Bell and Jessup and Ms. Dean. For RSUs, we determine the number of shares to be awarded based upon the closing price of our stock on the grant date. We employed the Black-Scholes model to determine the value of the option grants, using the same assumptions we use for financial accounting purposes. The awards were weighted such that approximately 33% of each NEO's annual award was made in the form of stock options and 67% was made in RSUs, of which 64% of each NEO's RSU award is subject to performance vesting, as described below.
In establishing award levels for NEOs, we do not consider the equity ownership levels of the recipients, prior awards that are fully vested or amounts realized by the NEOs for previous awards. It is our belief that competitors who might try to recruit and hire our employees would offer new equity awards to our employees without regard to the value of any prior awards made by us. Accordingly, to remain competitive we do not reduce current award levels for amounts already realized or realizable by our NEOs.

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Restricted Stock Unit Annual Awards.  In prior years, RSU grants made in connection with our annual equity grant program vested in full three years after the grant date, subject only to the NEO's achievement of individual performance ratings at the level of "meets expectations" throughout the vesting period. The "meets expectations" level is regarded as a minimal requirement. As such, we viewed these awards as essentially time-vested, serving as our primary long-term retention device for senior executives. We began incorporating performance vesting in our RSU grants in fiscal 2009. We believe performance vesting is useful in aligning this element of compensation with shareholder interests, although our experience with performance-based grants has shown a substantial disincentive for management in forfeiting grants, and can raise retention concerns. Substantially all performance-based RSU grants we have made prior to fiscal 2012 have been forfeited based on actual performance. For this reason, our annual grant practice now incorporates a mix of time vested RSUs and performance vested RSUs. For our fiscal 2012 NEO grants, the first tranche, representing approximately 36% of the restricted stock units granted, will vest and be deliverable in March 2015, subject to the employee's continued employment with the Company and the receipt of satisfactory performance reviews. These awards are designed to ensure the executive some level of value upon vesting, and are consistent with the Compensation Committee's goal of encouraging long-term retention.

The second tranche, representing 32% of the RSUs, will vest and be deliverable in March 2015, subject to the achievement of combined operating income targets for fiscal 2012 through fiscal 2014, as well as the executive's continued employment with the Company and the receipt of satisfactory performance reviews. The number of shares actually awarded under this second tranche will range from 0 to 200% of the base award amount, depending on the Company's operating income during the performance period. The number of shares awarded will be decreased for performance below the target, and no award will be made for performance of 20% or more below the operating income target. For performance above the target operating income level, the award amounts will be increased, to a maximum of 200% of the base amount awarded if actual operating income performance exceeds break-even. This tranche of awards was originally established based on EBIT performance. However, the Compensation Committee subsequently determined that the EBIT measure was not appropriate as it does not exclude the impact of changes in the fair value of the derivative liability that arose as a result of our issuance during fiscal 2012 of shares of Series A Preferred Stock in connection with our transaction with Golden Gate Capital. Accordingly, in fiscal 2013 these awards were amended such that they will now vest upon the Company's achievement of three-year operating income targets over the same time periods. The Compensation Committee anticipates using operating income rather than EBIT or EBITDA in establishing goals for performance-based awards in the future.
A third tranche of RSUs, representing 32% of the RSUs granted, will vest and be deliverable in March 2015, subject to the achievement of combined sales targets for fiscal 2012 through fiscal 2014, as well as the executive's continued employment with the Company and the receipt of satisfactory performance reviews. The number of shares actually awarded under this third tranche will range from 0 to 200% of the base award amount, depending on the Company's sales during the performance period. The number of shares awarded will be decreased for performance below the target, and no award will be made for performance of 10% or more below the sales target. For performance above the target sales level, the award amounts will be increased, to a maximum of 200% of the base amount awarded if actual sales performance exceeds the target by 20% or more.
The three-year combined operating income and sales targets were established based on internal forecasts, and were intended to be ambitious goals for our executive team, as achievement of even the minimum performance thresholds would represent a significant improvement over our performance in prior years. The Compensation Committee believes this type of performance vesting provides our executives with substantial incentive to improve the performance of our business.

•
Stock Option Grant Annual Awards.  Accounting for stock-based compensation in accordance with accounting standards makes granting stock options somewhat less attractive by requiring that we expense the fair value of the grant for financial accounting purposes. Although this accounting treatment is one of the factors we must consider in awarding options, over the past few years it did not have a significant impact on our granting practices, since we perceived stock options to be a highly valued component of the overall compensation package for our management and an important means by which our NEOs could share in the Company's growth. Our Compensation Committee believes stock options can both encourage retention and align the interests of management and our stockholders, since they are of no value to the NEO if our stock price does not increase. For these reasons, our Compensation Committee incorporated stock options as a part of total compensation for our NEOs over the past few years, including 2012. Unfortunately, the decline in stock price we have experienced over the past several years has resulted in all of our NEOs holding a substantial number of options with exercise prices above our recent trading prices. For this reason, in 2013 we anticipate granting time-vested RSUs and performance RSUs to our executives, rather than stock options. Our stock option plan prohibits (i) the amendment or modification of an outstanding option to reduce the option exercise price, either by lowering the option exercise price or by canceling the outstanding option and granting a replacement option with a lower exercise price and (ii) canceling in exchange for cash outstanding options that have an exercise price above the current fair market value, in either case without the approval of our stockholders.

•
Special 2012 RSU Awards. In December 2012, the Compensation Committee approved additional RSU awards for our NEOs. The total award amounts for these grants to our NEOs were approximately $34,000 for Mr. Haley, $68,000 for Mr. Hayes and approximately $274,000 for Messrs. Bell and Jessup and Ms. Dean. These awards will vest in October 2014, subject only to the NEO's achievement of individual performance ratings at the level of "meets expectations" throughout the vesting period. The purpose of these awards was to further encourage long-term retention of our NEOs, particularly in light of the substantial diminution in the value of their existing equity award values. The Compensation Committee considered overall equity holding levels and dilution, in light of the investment by Golden Gate Capital.

•
Promotion-based Grants to Ms. Dean. In connection with her promotion to CEO, Ms. Dean received options to purchase 150,000 shares of common stock and 150,000 RSUs. Consistent with the Company's historical practice, the options will vest over four years in four equal installments of 25% beginning on the first anniversary of the grant. The RSUs will vest in three equal annual installments beginning on the first anniversary of the grant date and each grant date anniversary thereafter, subject to Ms. Dean's continued service and satisfaction of performance expectations throughout the vesting period. Ms. Dean was also granted 150,000 performance RSUs issued in two 75,000 share tranches. The first tranche will vest upon the Company's achievement of cumulative three-year operating income targets for fiscal years 2013 through 2015. The second tranche will vest upon the achievement of cumulative three-year net sales targets for fiscal years 2013 through 2015. The actual number of shares issued under each tranche of the performance RSUs will range from 0 to 200% of the base award amount depending on the level of performance achieved, with vesting also subject to Ms. Dean's continued service and satisfaction of performance expectations throughout the vesting period. The portion of Ms. Dean's performance RSU awards based on operating income performance was originally established based on EBITDA performance. However, the Compensation Committee subsequently determined that the EBITDA measure was not appropriate as it does not exclude the impact of changes in the fair value of the derivative liability that arose as a result of the issuance during fiscal 2012 of shares of Series A Preferred Stock in connection with our transaction with Golden Gate Capital. Accordingly, in fiscal 2013 these awards were amended such that they will now vest upon the Company's achievement of three-year operating income targets over the same time periods. In determining award levels for Ms. Dean, the Compensation Committee considered the common industry practice for a new CEO to receive a large equity grant at the time of promotion, in order to provide a meaningful carried interest in the company and a significant incentive to drive company results. In reviewing peer group analyses, the Compensation Committee considered overall ownership levels and award values, and designed the award to be compelling for Ms. Dean from a retention and motivation standpoint, while in line with peer group practices, most particularly for CEOs who have been in the role for less than five years.

•
Option and RSU Grant Timing Practices for NEOs.  Historically, the timing of our grants of stock options and RSUs has been based on internal, operational factors. We have not had a practice of "timing" our grant awards to give effect to the pending public release of material information, and any grants we may have made to NEOs in proximity to a release of earnings or other material information is coincidental. Nevertheless, our Compensation Committee has adopted a policy that long-term incentive awards will be made annually. We believe this policy allows us to consider prior year performance as well as recent peer group data in making annual awards. Historically this annual grant has been made on our annual meeting date, which occurs in mid-June. However, for fiscal 2012 our Compensation Committee approved annual NEO grant awards in March. This policy does not apply to new hires and promotions of NEOs, for which we will endeavor to approve any new awards as soon as possible after the date of hire or promotion. We believe this policy allows us to consider prior year performance as well as recent peer group data in making annual awards.

•
Option and RSU Grant Practice for Non-Executives.  Our CEO, who serves as the sole member of the Secondary Committee, has authority to approve option grants and RSUs for non-executives, subject to guidelines established by the Board. These guidelines specify the manner and time at which pricing will be determined. Awards approved by the Secondary Committee may be awards for new hires and promotions, or discretionary awards, and are reported quarterly to the Compensation Committee. The exercise price of all options granted to our employees is equal to the fair market value of our Common Stock on the date of grant, measured as the closing price of our Common Stock on the grant date as reported by NASDAQ.

Retention Bonus Program. Historically, as a means of promoting long-term retention we used cash bonus retention agreements, pursuant to which the NEO would receive an agreed-upon lump sum payment of cash upon the completion of service after the grant date. We discontinued these awards several years ago based on the belief that RSUs are better aligned with our goal of rewarding performance by allowing the NEO to receive the benefit of increases in our share value over the vesting term. We reinstituted cash retention bonuses during fiscal 2012 in response to concerns about retaining the executive talent we need to complete our turnaround, particularly in light of the loss in value of the equity awards our NEOs had been granted over the past few years. The retention bonuses awarded were $150,000 for Mr. Hayes and $200,000 for Messrs. Bell and Jessup and Ms. Dean. These retention bonuses were paid at the beginning of fiscal 2012 subject to repayment should employment terminate in the next twelve months due to a voluntary resignation or termination for cause. Additionally, Mr. Haley was granted a $100,000 retention bonus at the beginning of fiscal 2012, which was paid in February 2013.
Retirement Payment.   The Board of Directors approved a payment of $2,000,000 to Mr. Pence in connection with his retirement as CEO. Among the factors considered by the Board of Directors in approving this payment were Mr. Pence's leadership of the turnaround and success in recruiting key members to the executive team. The Board also considered Mr. Pence's service without compensation during the majority of his tenure as CEO after returning in September 2009. Additionally, Mr. Pence's Supplemental Executive Retirement Plan ("SERP") benefits, which he had been receiving prior to returning to the Company, were foregone during his tenure as CEO.
Stock Ownership Guidelines.  In March 2013, we adopted stock ownership guidelines that require our senior officers to maintain certain ownership levels of our common stock. A description of these guidelines is provided above under "Corporate Governance-Stock Ownership Guidelines."
Supplemental Executive Retirement Plan.  Our SERP provides monthly benefits upon retirement, death or disability and was put in place during fiscal 2005 to encourage retention for our most senior executives by providing for increased retirement benefits for each additional year of employment, subject to vesting conditions. None of our current NEOs is accruing benefits under the SERP. Mr. Pence began receiving payments under the SERP in connection with his retirement in fiscal 2007. Under the terms of the SERP, Mr. Pence's benefit payments were suspended when he resumed his employment with the Company in fiscal 2009, and he resumed receiving benefit payments with his recent retirement.
Perquisites.  Most of the benefits we provide to our NEOs are made available to all of our other salaried employees on a non-discriminatory basis, and for this reason are not considered "perquisites." Benefits we provide on a non-discriminatory basis include our medical and dental insurance, life insurance, 401(k) plan, employee stock purchase plan and discounts on our products. Relocation benefits are also reimbursed but are individually negotiated when they occur. Members of senior management, including our NEOs, are provided personal use of the Company's airport shuttle service for themselves and their family members and house guests, at no cost to the executive. We provide a gross up for the tax incurred by the executives for this service, which is considered a perquisite.
Change in Control and other Termination Events
Severance. We have entered into employment agreements with each of our NEOs, other than Mr. Pence and Mr. Haley. Descriptions of these agreements are provided in the section below entitled "Payments and Entitlements upon Change of Control and other Termination Events" of this Proxy Statement.
Our primary consideration in entering into employment agreements is to encourage long-term retention by providing a guaranteed level of financial protection upon loss of employment. In addition, the market for executive talent is highly competitive and the use of employment agreements is widespread in our industry. We believe that change in control severance provisions of the type incorporated in these agreements align executive and stockholder interests by enabling the executive to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executive's own employment. Employment or severance agreements have been an important consideration when we are recruiting executives to relocate to Sandpoint, Idaho. Consequently, although we have not determined whether to offer employment or severance agreements to all NEOs going forward, we expect that these agreements will continue to be a part of our overall compensation structure for executives.
Under each of the agreements, the executive is entitled to receive severance for various termination events, including Involuntary Termination, Involuntary Termination on or within twelve months of a Change of Control, and termination as a result of disability (as those terms are defined under the agreements). The severance payment for Ms. Dean is equal to two times annual salary as of the date of termination and is equal to two times the sum of the annual salary and the annual bonus amount at target level if the termination is within twelve months of a Change of Control. The severance payment for Messrs Jessup, Bell and Hayes is equal to one and one-half times annual salary as of the date of termination and is equal to one and one-half times the sum of the annual salary and the annual bonus amount at target level if the termination is within twelve months of a Change of Control. Each of these executives would also be entitled to health benefits for twelve months. Upon a termination within twelve months of a Change of Control, Ms. Dean and Messrs Jessup, Bell and Hayes would be entitled to accelerated vesting of all outstanding equity awards. If employment is terminated as a result of disability, each is entitled to receive his or her then current monthly base salary for twelve months following termination.
Equity. In general, upon a corporate transaction that involves the sale of all or substantially all of our assets or the transfer (including by merger or consolidation) of 50 percent or more of the voting power of our outstanding securities, all outstanding stock options and RSUs held by our employees, including our executives, will vest in full unless, as part of the corporate transaction (a) the options are assumed by the acquiring entity or replaced with a comparable option for shares of stock of the acquiring entity, or (b) are replaced with a cash payout that preserves the spread existing on the unvested option at the time of the transaction and provides for the subsequent payout under the same vesting schedule. RSUs granted to our executives and other employees similarly vest in full upon a corporate transaction unless they are assumed by the acquiring entity. Each of the severance and change of control agreements provides for accelerated vesting of all outstanding equity awards in connection with certain terminations of employment within twelve months of a Change of Control.
COMPENSATION COMMITTEE REPORT ON THE FISCAL YEAR ENDED FEBRUARY 2, 2013
     The Compensation Committee of the Board of Directors of Coldwater Creek Inc. oversees the Company's compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.
        In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2013 and the Company's Proxy Statement to be filed in connection with the Company's 2013 Annual Meeting of Stockholders, each of which will be filed with the SEC.

FROM THE MEMBERS OF THE
COMPENSATION COMMITTEE
James R. Alexander (Chairperson)
Jerry Gramaglia
Kay Isaacson-Leibowitz
Frank Lesher

SUMMARY COMPENSATION TABLE
Certain information concerning compensation earned by our NEOs for fiscal years 2012, 2011 and 2010 are set forth in the following table:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)		Total ($)
Dennis C. Pence	2012	$1	$—		$—		$—	$—	$ — (4)	$2,047,763	(13)	$2,047,764
Chairman of the Board of Directors and former Chief Executive Officer	2011	$580,770	$—		$—		$—	$—	$1,729,894	$11,812		$2,322,476
	2010	$1	$—		$—		$—	$—	$600,037	$4,236		$604,274
Jill Brown Dean	2012	$727,885	$200,000	(6)	$1,878,900	(9)	$602,230	$—	$—	$6,792	(14)	$3,415,807
President and Chief Executive Officer	2011	$576,923	$312,000		$176,600		$204,000	$—	$—	$64,947		$1,334,470
Jerome Jessup	2012	$764,423	$200,000	(6)	$435,900	(10)	$81,010	$—	$—	$1,361		$1,482,694
President and Chief Creative Officer	2011	$726,923	$—		$73,000		$105,000	$—	$—	$106,387		$1,011,310
	2010	$581,731	$152,100		$133,750		$177,500	$—	$—	$1,869		$1,046,950
James A. Bell	2012	$662,500	$687,500	(7)	$435,900	(10)	$81,010	$—	$—	$2,280	(15)	$1,869,190
Executive Vice President, Chief Operating Officer, and Chief Financial Officer	2011	$395,192	$—		$51,100		$73,500	$—	$—	$1,993		$521,785
	2010	$292,923	$—		$80,250		$172,800	$—	$—	$4,508		$550,481
John E. Hayes III	2012	$458,654	$150,000	(6)	$178,575	(11)	$56,707	$—	$—	$3,337	(16)	$847,273
Senior Vice President, Human Resources and General Counsel	2011	$450,000	$—		$51,100		$73,500	$—	$—	$3,348		$577,948
	2010	$481,703	$—		$90,950		$120,700	$—	$—	$5,813		$699,166
Mark A. Haley Vice President and Chief Accounting Officer	2012	$254,808	$100,000	(8)	$88,708	(12)	$26,733	$—	$—	$1,979	(17)	$472,228
__________________

(1)
Amounts in this column reflect the aggregate grant date fair value for RSUs granted in the corresponding fiscal year under our Amended and Restated Stock Option/Stock Issuance Plan. The assumptions made in the valuation of these awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 2, 2013. For further information on these awards, see the Grants of Plan-Based Awards table.

(2)
Amounts in this column reflect the aggregate grant date fair value for stock options granted in the corresponding fiscal year under our Amended and Restated Stock Option/Stock Issuance Plan. The assumptions made in the valuation of these awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 2, 2013. For further information on these awards, see the Grants of Plan-Based Awards table.

(3)	The amounts shown in this column consist of payments made under our incentive award programs, which is described below under the heading "Incentive Award Program."

(4)
The amounts shown in this column represent the aggregate increase in discounted actuarial value of each of the NEO's benefits under our SERP, which is described below under the heading "Pension Benefits." For fiscal 2012, the aggregate decrease in pension value for Mr. Pence was $943,714.

(5)
Amounts shown in this column include, but are not limited to, matching contributions we made to our NEO's accounts under our 401(k) Plan, reimbursement of payment for taxes, life insurance premiums paid on behalf of our NEOs, and relocation expenses paid on behalf of our NEOs. Additional details of perquisite amounts are provided for reimbursement of payment of taxes and any other items in excess of $10,000.

(6)	Represents a cash retention bonus paid during fiscal 2012.

(7)	Represents a cash retention bonus of $200,000 paid during fiscal 2012 and a guaranteed special award bonus of $487,500 earned during fiscal 2012 and paid in February 2013.

(8)	Represents a retention bonus earned during fiscal 2012 and paid in February 2013.

(9)
Amount includes the aggregate grant date fair value of RSUs with service conditions. Amount also includes the aggregate grant date fair value of $825,900 related to RSUs with performance conditions. At fiscal year end, it was determined that the performance conditions were probable of being met at 100% of the targets.

(10)
Amount includes the aggregate grant date fair value of RSUs with service conditions. Amount also includes the aggregate grant date fair value of $104,400 related to RSUs with performance conditions. At fiscal year end, it was determined that the performance conditions were probable of being met at 100% of the targets.

(11)
Amount includes the aggregate grant date fair value of RSUs with service conditions. Amount also includes the aggregate grant date fair value of $69,600 related to RSUs with performance conditions. At fiscal year end, it was determined that the performance conditions were probable of being met at 100% of the targets.

(12)
Amount includes the aggregate grant date fair value of RSUs with service conditions. Amount also includes the aggregate grant date fair value of $34,800 related to RSUs with performance conditions. At fiscal year end, it was determined that the performance conditions were probable of being met at 100% of the targets.

(13)
Includes a $2,000,000 bonus paid to Mr. Pence in connection with his retirement as CEO, $31,250 of directors compensation for Mr. Pence serving as the Chairman of the Board of Directors and $5,394 for reimbursement of taxes.

(14)	Includes $525 for reimbursement of taxes.

(15)	Includes $492 for reimbursement of taxes.

(16)	Includes $649 for reimbursement of taxes.

(17)	Includes $406 for reimbursement of taxes.
2012 GRANTS OF PLAN-BASED AWARDS
Certain information about incentive plan awards and other equity awards granted to NEOs during fiscal 2012 are set forth in the following table:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Name	Grant Date
Dennis C. Pence	24-Mar-12	$—	$650,000	$1,500,000
Jill Brown Dean	24-Mar-12	$—	$341,250	$787,500	—	12,500	12,500	(4)			$58,000
	24-Mar-12				—	11,250	22,500	(5)			$52,200
	24-Mar-12				—	11,250	22,500	(6)			$52,200
	11-Dec-12				—	50,000	50,000	(4)			$273,500
	1-Jan-13				—	150,000	150,000	(4)			$721,500
	1-Jan-13				—	75,000	150,000	(7)			$360,750
	1-Jan-13				—	75,000	150,000	(8)			$360,750
	24-Mar-12								25,000	$4.64	$81,010
	1-Jan-13								150,000	$4.81	$521,220
Jerome Jessup	24-Mar-12	$—	$365,625	$843,750	—	12,500	12,500	(4)			$58,000
	24-Mar-12				—	11,250	22,500	(5)			$52,200
	24-Mar-12				—	11,250	22,500	(6)			$52,200
	11-Dec-12				—	50,000	50,000	(4)			$273,500
	24-Mar-12								25,000	$4.64	$81,010
James A. Bell	24-Mar-12				—	12,500	12,500	(4)			$58,000
	24-Mar-12				—	11,250	22,500	(5)			$52,200
	24-Mar-12				—	11,250	22,500	(6)			$52,200
	11-Dec-12				—	50,000	50,000	(4)			$273,500
	24-Mar-12								25,000	$4.64	$81,010
John E. Hayes	24-Mar-12	$—	$146,250	$337,500	—	8,750	8,750	(4)			$40,600
	24-Mar-12				—	7,500	15,000	(5)			$34,800
	24-Mar-12				—	7,500	15,000	(6)			$34,800
	11-Dec-12				—	12,500	12,500	(4)			$68,375
	24-Mar-12								17,500	$4.64	$56,707
Mark A. Haley	24-Mar-12	$—	$40,625	$40,625	—	4,250	4,250	(4)			$19,720
	24-Mar-12				—	3,750	7,500	(5)			$17,400
	24-Mar-12				—	3,750	7,500	(6)			$17,400
	11-Dec-12				—	6,250	6,250	(4)			$34,188
	24-Mar-12								8,250	$4.64	$26,733
__________________

(1)
Amounts shown relate to our 2012 Incentive Award Program. The "Threshold" level amounts reported above assume that we do not achieve the minimum performance goals. The "Target" and "Maximum" level amounts reported above assume that we achieve the targeted performance goals. Actual Incentive Award Program bonuses paid during fiscal 2012 are set forth above in the Summary Compensation Table.

(2)
Consists of options to purchase our Common Stock granted under our Amended and Restated Stock Option/Stock Issuance Plan. The exercise price is equal to the closing price of our Common Stock on the grant date, and the options vest in four equal annual installments on each of the first, second, third and fourth anniversaries of the grant date and expire on the seventh anniversary of the grant date.

(3)
Amounts in this column reflect the grant date fair value of options and RSUs granted during fiscal 2012. The assumptions made in the valuation of these awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 2, 2013.

(4)	This service-based award is subject to continued employment with the Company and the receipt of satisfactory performance reviews.

(5)
This award is subject to the conditions described in footnote (4) and the additional performance condition of the achievement of combined operating income targets for fiscal years 2012, 2013 and 2014. The number of shares actually awarded will range from 0% to 200% of the base award amount, depending on our combined operating income during the performance period.

(6)
This award is subject to the conditions described in footnote (4) and the additional performance condition of the achievement of combined sales targets for fiscal years 2012, 2013 and 2014. The number of shares actually awarded will range from 0% to 200% of the base award amount, depending on our combined sales during the performance period.

(7)
This award is subject to the conditions described in footnote (4) and the additional performance condition of the achievement of combined operating income targets for fiscal years 2013, 2014 and 2015. The number of shares actually awarded will range from 0% to 200% of the base award amount, depending on our combined operating income targets during the performance period.

(8)
This award is subject to the conditions described in footnote (4) and the additional performance condition of the achievement of combined sales targets for fiscal years 2013, 2014 and 2015. The number of shares actually awarded will range from 0% to 200% of the base award amount, depending on our combined sales during the performance period.

Incentive Award Program. Our 2012 Incentive Award Program for executives was based on the amount of EBIT improvement over fiscal 2011. Target individual awards for our NEOs under the 2012 Incentive Award Program, expressed as a percentage of their base salary, were 75% for Ms. Dean and Mr. Jessup, 50% for Mr. Hayes, and 25% for Mr. Haley. In light of economic conditions, each individual's normal target participation level reduced by 35%. Mr. Pence participated in the 2012 Incentive Award Program with an adjusted target level of 65% of an assumed base salary of $1,000,000. The NEOs' actual bonus award could range from 0% to 231% of the revised target, based on the Company's EBIT performance, except for Mr. Haley who participated in a plan designed for accounting and finance with an actual bonus award that could range from 0% to 100% of the revised target. No bonus would be awarded if the Company's EBIT for fiscal 2012 as compared to fiscal 2011 had not increased by at least $29,338,000. Maximum bonuses would be payable if the Company achieved an increase in EBIT of $79,338,000 or more in fiscal 2012 as compared to fiscal 2011. Based on the Company's actual EBIT increase of $22,990,000 during fiscal 2012, no bonuses were paid under the 2012 Incentive Award Plan. In lieu of participating in the 2012 Incentive Award Program, Mr. Bell received a guaranteed special award bonus in an amount of $487,500.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Certain information about equity awards held by our NEOs that were outstanding at the end of fiscal 2012, all of which were granted under our Amended and Restated Stock Option/Stock Issuance Plan, are set forth in the following table:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (31)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (31)
Dennis C. Pence	—	—		$—	—	—		$—	—		$—
Jill Brown Dean	3,125	9,375	(1)	$11.84	2/25/2018	150,000	(20)	$553,500	11,250	(27)	$41,513
	6,250	18,750	(2)	$5.84	6/14/2018	8,750	(21)	$32,288	11,250	(28)	$41,513
	—	25,000	(3)	$4.64	3/24/2019	12,500	(22)	$46,125	75,000	(29)	$276,750
	—	150,000	(4)	$4.81	1/1/2020	50,000	(23)	$184,500	75,000	(30)	$276,750
						12,500	(24)	$46,125
Jerome Jessup	14,064	4,686	(5)	$30.76	8/28/2016	7,812	(25)	$28,826	11,250	(27)	$41,513
	7,813	7,812	(6)	$17.12	6/12/2017	12,500	(22)	$46,125	11,250	(28)	$41,513
	6,250	18,750	(2)	$5.84	6/14/2018	50,000	(23)	$184,500
	—	25,000	(3)	$4.64	3/24/2019	12,500	(24)	$46,125
James A. Bell	1,875	625	(7)	$32.80	10/3/2016	4,687	(25)	$17,295	11,250	(27)	$41,513
	938	312	(8)	$17.84	1/2/2017	8,750	(22)	$32,288	11,250	(28)	$41,513
	1,876	1,874	(9)	$28.32	4/30/2017	50,000	(23)	$184,500
	4,688	4,687	(10)	$17.12	6/12/2017	12,500	(24)	$46,125
	4,376	13,123	(11)	$5.84	6/14/2018
	—	25,000	(3)	$4.64	3/24/2019
John E. Hayes III	9,375	3,125	(12)	$6.76	2/29/2016	5,312	(25)	$19,601	7,500	(27)	$27,675
	3,797	1,265	(13)	$23.60	6/13/2016	8,750	(22)	$32,288	7,500	(28)	$27,675
	5,313	5,312	(14)	$17.12	6/12/2017	12,500	(23)	$46,125
	4,375	13,125	(15)	$5.84	6/14/2018	8,750	(24)	$32,288
	—	17,500	(16)	$4.64	3/24/2019
Mark A. Haley	1,876	1,874	(17)	$21.36	10/1/2017	625	(26)	$2,306	3,750	(27)	$13,838
	688	2,062	(18)	$5.72	7/1/2018	6,250	(23)	$23,063	3,750	(28)	$13,838
	—	8,250	(19)	$4.64	3/24/2019	4,250	(24)	$15,683
__________________

(1)	Consists of 3,125 options that vest on February 25, 2013, 3,125 options that vest on February 25, 2014 and 3,125 options that vest on February 25, 2015.

(2)	Consists of 6,250 options that vest on June 14, 2013, 6,250 options that vest on June 14, 2014 and 6,250 options that vest on June 14, 2015.

(3)	Consists of 6,250 options that vest on March 24, 2013, 6,250 options that vest on March 24, 2014, 6,250 options that vest on March 24, 2015 and 6,250 options that vest on March 24, 2016.

(4)	Consists of 37,500 options that vest on January 1, 2014, 37,500 options that vest on January 1, 2015, 37,500 options that vest on January 1, 2016 and 37,500 options that vest on January 1, 2017.

(5)	Consists of 4,686 options that vest on August 28, 2013.

(6)	Consists of 3,906 options that vest on June 12, 2013 and 3,906 options that vest on June 12, 2014.

(7)	Consists of 625 options that vest on October 3, 2013.

(8)	Consists of 312 options that vest on January 2, 2014.

(9)	Consists of 937 options that vest on April 30, 2013 and 937 options that vest on April 30, 2014.

(10)	Consists of 2,344 options that vest on June 12, 2013 and 2,343 options that vest on June 12, 2014.

(11)	Consists of 4,375 options that vest on June 14, 2013, 4,374 options that vest on June 14, 2014 and 4,374 options that vest on June 14, 2015.

(12)	Consists of 3,125 options that vest on February 28, 2013.

(13)	Consists of 1,265 options that vest on June 13, 2013.

(14)	Consists of 2,656 options that vest on June 12, 2013 and 2,656 options that vest on June 12, 2014.

(15)	Consists of 4,375 options that vest on June 14, 2013, 4,375 options that vest on June 14, 2014 and 4,375 options that vest on June 14, 2015.

(16)	Consists of 4,375 options that vest on March 24, 2013, 4,375 options that vest on March 24, 2014, 4,375 options that vest on March 24, 2015 and 4,375 options that vest on March 24, 2016.

(17)	Consists of 937 options that vest on October 1, 2013 and 937 options that vest on October 1, 2014.

(18)	Consists of 688 options that vest on July 1, 2013, 687 options that vest on July 1, 2014 and 687 options that vest on July 1, 2015.

(19)	Consists of 2,063 options that vest on March 24, 2013, 2,063 options that vest on March 24, 2014, 2,062 options that vest on March 24, 2015 and 2,062 options that vest on March 24, 2016.

(20)
Represents shares of Common Stock underlying granted RSUs, which vest and are deliverable in equal amounts of 50,000 on January 1, 2014, January 1, 2015 and January 1, 2016 subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period.

(21)
Represents shares of Common Stock underlying granted RSUs, which vest and are deliverable on February 25, 2014, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period.

(22)
Represents shares of Common Stock underlying granted RSUs, which vest and are deliverable on June 14, 2014, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period.

(23)
Represents shares of Common Stock underlying granted RSUs, which vest and are deliverable on October 16, 2014, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period.

(24)
Represents shares of Common Stock underlying granted RSUs, which vest and are deliverable on March 24, 2015, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period.

(25)
Represents shares of Common Stock underlying granted RSUs, which vest and are deliverable on June 12, 2013, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period.

(26)
Represents shares of Common Stock underlying granted RSUs, which vest and are deliverable on December 31, 2013, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period.

(27)
Represents shares of Common Stock underlying granted RSUs, which vest and are deliverable March 24, 2015, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period and the achievement of a combined operating income target for the performance period. The number of shares actually awarded will range from 0% to 200% of the base award amount, depending on our combined operating income during the performance period. At fiscal year end, it was determined that the performance conditions were probable of being met at 100% of target.

(28)
Represents shares of Common Stock underlying granted RSUs, which vest and are deliverable March 24, 2015, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period and the achievement of a combined sales target for the performance period. The number of shares actually awarded will range from 0% to 200% of the base award amount, depending on our combined sales during the performance period. At fiscal year end, it was determined that the performance conditions were probable of being met at 100% of target.

(29)
Represents shares of Common Stock underlying granted RSUs, which vest and are deliverable February 1, 2016, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period and the achievement of a combined operating income target for the performance period. The number of shares actually awarded will range from 0% to 200% of the base award amount, depending on our combined operating income during the performance period. At fiscal year end, it was determined that the performance conditions were probable of being met at 100% of target.

(30)
Represents shares of Common Stock underlying granted RSUs, which vest and are deliverable February 1, 2016, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period and the achievement of a combined sales target for the performance period. The number of shares actually awarded will range from 0% to 200% of the base award amount, depending on our combined sales during the performance period. At fiscal year end, it was determined that the performance conditions were probable of being met at 100% of target.

(31)	Determined by multiplying $3.69, the closing price of our Common Stock on February 2, 2013, by the number of shares underlying each RSU award.

OPTION EXERCISES AND STOCK VESTED
During fiscal 2012 there were no stock options exercised by our NEOs. Time based RSUs held by our NEOs that vested and were released are set forth in the following table:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Jerome Jessup	12,500	$30,000
John E. Hayes III	750	$1,920
__________________

(1)	Share amounts include shares withheld for income tax payments.

(2)	Values realized were calculated by multiplying the closing market price of the Company's common stock as reported by Nasdaq on the vesting date by the number of shares vested.
EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to Be Issued on Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	2,328,539	(1)	$14.86	(2)	1,994,214	(3)
Equity compensation plans not approved by stockholders	—		—		—
Total	2,328,539		$14.86		1,994,214
__________________

(1)
Consists of 1,084,030 options and 1,244,509 unvested RSUs awarded under the Amended and Restated Stock Option/Stock Issuance Plan. Unvested performance RSUs are reflected in the "unvested RSUs" awarded amount at their maximum award of 200%.

(2)	Does not include the 1,244,509 unvested RSUs, as such awards do not have an exercise price.

(3)
Includes 1,826,189 shares of Common Stock that remain available for future grants under the Amended and Restated Stock Option/Stock Issuance Plan and 168,025 shares of Common Stock available for purchase under our 2006 Employee Stock Purchase Plan.

PENSION BENEFITS
Effective October 30, 2005, the Board approved a SERP for certain former executive officers and key employees. The SERP is an unfunded, non-qualified benefit plan that provides eligible participants with monthly benefits upon retirement, termination of employment, death or disability, subject to certain conditions. On December 31, 2012, Mr. Pence, the only remaining NEO participating in the SERP, retired from his position as CEO. The table below shows the actuarial present value of the accumulated benefit for Mr. Pence computed using the same assumptions used for financial reporting purposes. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 2, 2013 for a discussion of the methodology and assumptions used in calculating these amounts.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year	Annual Retirement Benefit
Dennis C. Pence	Supplemental Executive Retirement Plan	20	$7,874,975	$—	$407,615

Normal SERP retirement benefits are determined by multiplying a percentage equal to 2.5 percent of the eligible executive's average monthly earnings by the number of years of his service with the Company, up to a maximum of twenty years. "Average monthly earnings" means the highest average of the participant's monthly base salary during any consecutive 60-month period after October 30, 2005 in which the participant is an employee in the 120 months preceding his or her employment termination. For purposes of this calculation in applicable circumstances the 60-month and 120-month periods refer to such fewer number of months as measured from October 30, 2005 to a participant's employment termination date.
No benefits are payable under the SERP upon retirement unless a participant has become fully vested. SERP benefits vest as to each participant after he or she (a) provides continuous service to the Company for at least (i) five years after adoption of the SERP or (ii) a total of fifteen years, and (b) reaches the age of 55. If a participant engages in certain competitive activities or in fraudulent or dishonest conduct or otherwise fails to comply with our professional or ethical standards, all SERP benefits of such participant will immediately cease and be forfeited.
Benefits are generally payable to vested participants over their lifetime after separation from service on or after age 62, subject to the advance election by a participant for his or her spouse to receive a survivor annuity equal to 50 percent or 100 percent of the participant's benefit. If a participant continues providing services after age 62, the benefit will continue to accrue (subject to the twenty-year maximum) and vested benefits will be payable upon retirement. If a vested participant retires before reaching the age of 62, his or her SERP benefit will stop accruing and the amount of the SERP benefit will be reduced by multiplying his or her normal retirement benefit by 4 percent for each year that his or her age is under 62 as of the date of retirement.
If a vested participant dies prior to retirement and has a surviving spouse, the spouse will receive during his or her lifetime monthly payments in the amount that would have been payable if the participant had survived and had elected the 50 percent joint and survivor annuity. If a participant dies after retirement, survivor benefits are payable only if the participant had elected payment of a joint and survivor annuity.
PAYMENTS AND ENTITLEMENT UPON CHANGE OF CONTROL
AND OTHER TERMINATION EVENTS
The following is a description of the specific circumstances relating to termination of employment and Change of Control of the Company that will trigger payments to our NEOs and a calculation of the estimated payment as a result of the occurrence of such events had they occurred on February 2, 2013, the end of our fiscal year.
Executive Employment Agreement
     We have employment agreements with Jill Brown Dean, Jerome Jessup, James A. Bell, and John E. Hayes III. These agreements provide for payments to be made to the executive upon certain termination events.
In the event the executive's employment with the Company terminates as a result of an Involuntary Termination, the executive is entitled to receive the benefits described below. An "Involuntary Termination" is generally defined as (i) a material reduction in the executive's responsibilities following a Change of Control; (ii) a material reduction in the executive's compensation; (iii) the relocation of the executive's principal place of employment to a location more than fifty miles from the current location; and (iv) a termination of the executive by the Company without "Cause" (generally defined as conviction for the commission of a felony; dishonesty; continuing failure to perform duties; material violation of Company policy; or material violation of the terms of the employment agreement, including its non-competition provision).

•	Lump sum cash severance payment equal to two times the annual salary for Ms. Dean, and one and one-half times the annual salary for Messrs. Jessup, Bell and Hayes;

•	The pro-rated annual bonus to the extent earned on the date of termination; and

•	Continuation of health benefits for twelve months.
In the event the executive's employment with the Company terminates as a result of an Involuntary Termination on or within twelve months after a Change of Control the executive is entitled to receive the benefits described below. A "Change of Control" is generally defined as (i) the acquisition of securities possessing more than 50 percent of the total combined voting power of our outstanding securities; (ii) a change in the majority of the Board by reason of one or more contested elections; or (iii) a sale of all or substantially all of the assets of the Company.

•
Lump sum cash severance payment equal to two times the sum of the annual salary and the annual bonus at target level in effect on the day of termination for Ms. Dean, and one and one-half times the sum of the annual salary and the annual bonus at target level in effect on the day of termination for Messrs. Jessup, Bell and Hayes;

•	The pro-rated annual bonus at target level in effect on the date of termination;

•	Continuation of health benefits for twelve months; and

•	Full vesting of all outstanding equity awards, including options and service-based and performance-based RSUs.
In the event the executive's employment with the Company terminates as a result of a disability, the executive will be entitled to continuation of annual salary in effect on the day of termination for a period of twelve months and the pro-rated annual bonus at target level in effect on the date of disability.
The executives are subject to non-competition covenants during employment and for twelve months thereafter.
Potential Payments to Jill Brown Dean upon the Occurrence of Certain Events
Assuming the occurrence of the following termination events or Change of Control on February 2, 2013, Ms. Dean would be entitled to receive the additional payments as set forth in the following table:

Component of Compensation	Involuntary Termination of Executive		Involuntary Termination of Executive with a Change of Control		Termination due to the Executive's Disability
Cash Severance	$1,719,476	(1)	$4,269,476	(2)	$1,719,476	(3)
Restricted Stock Units—Accelerated (4)	—		1,499,063		—
Stock Options—Accelerated (4)	—		—		—
Health & Welfare	17,383		17,383		—
Total	$1,736,859		$5,785,922		$1,719,476
__________________

(1)	Includes two times annual salary plus accrued absences as of February 2, 2013.

(2)	Includes two times the sum of the annual salary and the annual target bonus, plus the pro-rated portion of the annual target bonus and accrued absences as of February 2, 2013.

(3)	Includes the annual salary plus the pro-rated portion of the annual target bonus and accrued absences as of February 2, 2013.

(4)
For purposes of the table above, the value of RSUs represents the number of shares under the award multiplied by the Company's 2012 fiscal year-end closing stock price of $3.69, and at established target levels for performance-based RSUs. For stock options, the value represents the number of option shares outstanding for the executive multiplied by the difference between the Company's 2012 fiscal year-end closing stock price and the option's exercise price.

Potential Payments to Jerome Jessup upon the Occurrence of Certain Events
Assuming the occurrence of the following termination events or Change of Control on February 2, 2013, Mr. Jessup would be entitled to receive the additional payments as set forth in the following table:

Component of Compensation	Involuntary Termination of Executive		Involuntary Termination of Executive with a Change of Control		Termination due to the Executive's Disability
Cash Severance	$1,151,564	(1)	$2,557,814	(2)	$1,339,064	(3)
Restricted Stock Units—Accelerated (4)	—		388,601		—
Stock Options—Accelerated (4)	—		—		—
Health & Welfare	17,383		17,383		—
Total	$1,168,947		$2,963,798		$1,339,064
__________________

(1)	Includes one and one half times annual salary plus accrued absences as of February 2, 2013.

(2)	Includes one and one half times the sum of the annual salary and the annual target bonus, plus the pro-rated portion of the annual target bonus and accrued absences as of February 2, 2013.

(3)	Includes the annual salary plus the pro-rated portion of the annual target bonus and accrued absences as of February 2, 2013.

(4)
For purposes of the table above, the value of RSUs represents the number of shares under the award multiplied by the Company's 2012 fiscal year-end closing stock price of $3.69, and at established target levels for performance-based RSUs. For stock options, the value represents the number of option shares outstanding for the executive multiplied by the difference between the Company's 2012 fiscal year-end closing stock price and the option's exercise price.

Potential Payments to James A. Bell upon the Occurrence of Certain Events
Assuming the occurrence of the following termination events or Change of Control on February 2, 2013, Mr. Bell would be entitled to receive the additional payments as set forth in the following table:

Component of Compensation	Involuntary Termination of Executive		Involuntary Termination of Executive with a Change of Control		Termination due to the Executive's Disability
Cash Severance	$1,483,284	(1)	$2,702,034	(2)	$1,645,784	(3)
Restricted Stock Units—Accelerated (4)	—		363,233		—
Stock Options—Accelerated (4)	—		—		—
Health & Welfare	17,383		17,383		—
Total	$1,500,667		$3,082,650		$1,645,784
__________________

(1)	Includes one and one half times annual salary plus earned bonus and accrued absences as of February 2, 2013.

(2)
Includes one and one half times the sum of the annual salary and the annual target bonus, plus the pro-rated portion of the annual target bonus, earned bonus and accrued absences as of February 2, 2013.

(3)	Includes the annual salary plus earned bonus and accrued absences as of February 2, 2013.

(4)
For purposes of the table above, the value of RSUs represents the number of shares under the award multiplied by the Company's 2012 fiscal year-end closing stock price of $3.69, and at established target levels for performance-based RSUs. For stock options, the value represents the number of option shares outstanding for the executive multiplied by the difference between the Company's 2012 fiscal year-end closing stock price and the option's exercise price.

Potential Payments to John E. Hayes III upon the Occurrence of Certain Events
Assuming the occurrence of the following termination events or Change of Control on February 2, 2013, Mr. Hayes would be entitled to receive the additional payments as set forth in the following table:

Component of Compensation	Involuntary Termination of Executive		Involuntary Termination of Executive with a Change of Control		Termination due to the Executive's Disability
Cash Severance	$688,926	(1)	$1,251,426	(2)	$688,926	(3)
Restricted Stock Units—Accelerated (4)	—		185,651		—
Stock Options—Accelerated (4)	—		—		—
Health & Welfare	10,764		10,764		—
Total	$699,690		$1,447,841		$688,926
__________________

(1)	Includes one and one half times annual salary plus accrued absences as of February 2, 2013.

(2)	Includes one and one half times the sum of the annual salary and the annual target bonus, plus the pro-rated portion of the annual target bonus and accrued absences as of February 2, 2013.

(3)	Includes the annual salary plus the pro-rated portion of the annual target bonus and accrued absences as of February 2, 2013.

(4)
For purposes of the table above, the value of RSUs represents the number of shares under the award multiplied by the Company's 2012 fiscal year-end closing stock price of $3.69, and at established target levels for performance-based RSUs. For stock options, the value represents the number of option shares outstanding for the executive multiplied by the difference between the Company's 2012 fiscal year-end closing stock price and the option's exercise price.

OVERVIEW OF NON-EMPLOYEE DIRECTOR COMPENSATION
We provide a combination of cash and equity compensation to our non-employee directors for their service on the Board, except for Mr. Attenborough as he is not being compensated for serving on the Board. Our employee directors do not receive compensation for serving on the Board. Their compensation is reported above under "Executive Compensation." In addition,     on December 31, 2012, Mr. Pence retired as CEO of the Company and continued serving as Chairman of the Board. Beginning in January 2013, Mr. Pence is receiving an annual retainer of $375,000 payable in twelve equal monthly payments. The compensation he earned for serving as Chairman during fiscal 2012 is reflected in the "Summary Compensation Table" for NEOs above.
The following tables and narrative discussion describe each element of non-employee director compensation for fiscal 2012 in greater detail.

Name	Fees Earned or Paid in Cash ($) (7)	Stock Awards ($) (8)	All Other Compensation ($) (9)	Total
James R. Alexander (1)	$152,500	$12,498	$10,948	$175,946
Jerry Gramaglia (2)	$128,500	$12,498	$15,521	$156,519
Curt Hecker (3)	$126,000	$12,498	$129	$138,627
Kay Isaacson-Leibowitz (4)	$143,500	$12,498	$10,948	$166,946
Frank M. Lesher (5)	$138,000	$12,498	$10,948	$161,446
Robert H. McCall (6)	$135,500	$12,498	$10,948	$158,946
Michael J. Potter (5)	$146,000	$12,498	$16,084	$174,582
Neale Attenborough	$—	$—	$—	$—
__________________

(1)	Mr. Alexander held 4,807 RSUs and 6,328 stock options that remained outstanding as of February 2, 2013.

(2)	Mr. Gramaglia held 4,807 RSUs and 15,679 stock options that remained outstanding as of February 2, 2013.

(3)	Mr. Hecker held 4,807 RSUs and 15,820 stock options that remained outstanding as of February 2, 2013.

(4)	Ms. Isaacson-Leibowitz held 4,807 RSUs and 11,286 stock options that remained outstanding as of February 2, 2013.

(5)	Messrs. Lesher and Potter held 4,807 RSUs and 7,500 stock options that remained outstanding as of February 2, 2013.

(6)	Mr. McCall held 4,807 RSUs and 21,093 stock options that remained outstanding as of February 2, 2013.

(7)	Amounts in this column include a $12,500 cash payment to each director in lieu of RSUs, with the exception of Mr. Attenborough.

(8)
Amounts in this column reflect the aggregate grant date fair value for RSUs granted in fiscal 2012 under our Amended and Restated Stock Option/Stock Issuance Plan. The assumptions made in the valuation of these awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 2, 2013.

(9)	Consists of amounts paid by the Company with respect to life and health insurance premiums.

	Annual Retainer	Meeting Fees
Board of Directors	$50,000	One hour or more:	$3,000
		Under one hour:	$1,000
Committees of the Board of Directors	$5,000	One hour or more:	$2,000
		Under one hour:	$500
Committee Chairs
Audit Committee	$30,000
Compensation Committee	$15,000
Nominating and Corporate Governance Committee	$15,000
Succession Planning and Management Development Committee	$15,000
RSUs having a value of approximately $25,000 are automatically granted to each individual who continues to serve as a non-employee director on the date of our Annual Meeting, provided such individual has served as a non-employee director for at least 90 days, with the exception of Mr. Attenborough. This automatic RSU grant is based on the market price of our Common Stock on the date of grant. The RSUs vest upon completion of one year of Board service measured from the grant date. These RSUs are granted under our Amended and Restated Stock Option/Stock Issuance Plan. Each RSU immediately vests in full upon certain corporate transactions or a Change in Control of the Company. For fiscal 2012, in lieu of RSUs valued at $25,000, each director received $12,500 in cash and RSUs valued at approximately $12,500, with the exception of Mr. Attenborough.
Additionally, new non-employee directors who join the Board receive stock options to purchase 30,000 shares of Common Stock (the "New Director Options"), with the exception of Mr. Attenborough. The New Director Options have an exercise price equal to the fair market value of the Common Stock on the date of grant. These options vest in one installment after the completion of three years of continuous Board service, as measured from the grant date. The New Director Options are issued under our Amended and Restated Stock Option/Stock Issuance Plan. Each New Director Option immediately vests in full upon certain corporate transactions or a Change in Control of the Company.
In December 2008, we adopted stock ownership guidelines that require non-employee directors, with the exception of Mr. Attenborough, to maintain certain ownership levels of our common stock. A description of these guidelines is provided above under "Corporate Governance—Stock Ownership Guidelines."
We pay for the life insurance policies for our independent directors. We also provide Mr. Alexander, Mr. Gramaglia, Ms. Isaacson-Leibowitz, Mr. Lesher, Mr. McCall and Mr. Potter with health insurance under our standard health insurance policy generally available to our employees. We reimburse our non-employee directors for expenses they incur in connection with service on the Board, including travel related expenses associated with attending Board meetings. Our directors also are afforded our standard employee discount for any goods or services they purchase from us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of April 10, 2013, as to shares of the Common Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of its Common Stock, (ii) each of the Company's current directors, (iii) the Company's principal executive officer, principal financial officer and three other most highly compensated executive officers, and (iv) all directors and executive officers of the Company as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be or contained in filings made by these individuals with the SEC. Unless otherwise noted below, the address of each beneficial owner is c/o Coldwater Creek Inc., One Coldwater Creek Drive, Sandpoint, Idaho 83864. The percentage of Common Stock beneficially owned is based on 30,547,324 shares of common stock outstanding as of April 10, 2013. The percentage of total voting power is based on 36,635,200 shares, which includes 30,547,324 shares of common stock outstanding as of April 10, 2013 and the underlying shares of common stock on an as-converted basis from the issuance of 1,000 shares of Series A Preferred Stock to an affiliate of Golden Gate Capital that gives the Affiliate the right to convert the preferred shares into 6,087,876 shares of common stock at any time at a conversion price of $3.40 per share. In addition, shares issuable pursuant to options or warrants, which may be exercised within 60 days of April 10, 2013, are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individuals. Shares of Common Stock that are issuable under RSUs that are vested at April 10, 2013 and shares of Common Stock that are issuable as a result of the vesting of RSUs within 60 days of April 10, 2013, are deemed outstanding for computing the percentage of those individuals holding such RSUs, but are not deemed outstanding for computing the percentage of any other individuals. Thus, the number of shares considered to be outstanding for the purposes of this table may vary depending on the individual's particular circumstances.

Name and Address of Beneficial Owner	Series A Preferred Stock Beneficially Owned	Percentage of Preferred Stock Beneficially Owned	Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned	Percentage of Total Voting Power
Greater than 5% Holders:
CC Holdings of Delaware, LLC - Series A (1) c/o Golden Gate Private Equity, Inc. One Embarcadero Center, 39th Floor San Francisco, CA 94111	1,000	100.0%	6,087,876	16.6%	16.6%
E. Ann Pence (2)	—	—	4,533,417	14.8%	12.4%
Prentice Capital Management, LP (3) 33 Benedict Place, 2nd Floor Greenwich, CT 06830	—	—	1,550,473	5.1%	4.2%
Berylson Capital Partners, LLC (4) 33 Arch Street, Suite 3100 Boston, MA 02110	—	—	1,527,928	5.0%	4.2%
Directors and Executive Officers:
Dennis C. Pence (5)	—	—	5,654,192	18.5%	15.4%
James R. Alexander (6)	—	—	24,294	*	*
Jerry Gramaglia (7)	—	—	30,224	*	*
Curt Hecker (8)	—	—	37,961	*	*
Kay Isaacson‑Leibowitz (9)	—	—	21,456	*	*
Frank M. Lesher (10)	—	—	22,762	*	*
Robert H. McCall (11)	—	—	34,759	*	*
Michael J. Potter (10)	—	—	22,115	*	*
Neale Attenborough	—	—	—	N/A	N/A
Jill Brown Dean (12)	—	—	24,625	*	*
Jerome Jessup (13)	—	—	34,378	*	*
James A. Bell (14)	—	—	23,967	*	*
John E. Hayes III (15)	—	—	31,148	*	*
Mark A. Haley (16)	—	—	5,548	*	*
All directors and executive officers as a group (14 persons)	—	—	5,967,429	19.4%	16.3%
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*    Less than one percent.

(1)
CC Holdings of Delaware, LLC, an affiliate of Golden Gate Capital, holds a beneficial ownership of 1,000 shares of Series A Preferred stock, which shares are exercisable within 60 days of April 10, 2013 for shares of common stock of the Company, resulting in the beneficial ownership of the underlying shares of common stock of the Company and is included in the beneficial ownership figures in this table.

(2)	Includes (a) 4,499,667 shares owned by Ann E. Pence and (b) 33,750 shares owned of record by the Dancing River Foundation of which Ms. Pence is Director.

(3)
Share ownership for Prentice Capital Management, LP and related parties was obtained from a Schedule 13G filed on February 15, 2013. According to the Schedule 13G, Prentice Capital Management, LP and related parties have shared and voting and dispositive power with respect to 1,550,473 shares. For the purposes of the reporting requirements, Michael Zimmerman is also deemed to be the beneficial owner of such securities.

(4)
Share ownership for Berylson Capital Partners, LLC and related parties was obtained from a Schedule 13G/A filed on April 18, 2013. According to the Schedule 13G/A, Berylson Capital Partners, LLC and related parties have shared and voting and dispositive power with respect to 1,527,928 shares. For the purposes of the reporting requirements, Berylson Master Fund, LP and James Berylson are also deemed to be the beneficial owner of such securities.

(5)	Includes (a) 5,516,692 shares owned by Dennis C. Pence and (b) 137,500 shares owned of record by the Wild Rose Foundation of which Mr. Pence is Director.

(6)	Includes 6,328 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 10, 2013.

(7)	Includes 15,679 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 10, 2013.

(8)	Includes 15,820 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 10, 2013.

(9)	Includes 11,286 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 10, 2013.

(10)	Includes 7,500 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 10, 2013.

(11)	Includes 21,093 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 10, 2013.

(12)	Includes 18,750 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 10, 2013.

(13)	Includes 34,377 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 10, 2013.

(14)	Includes 20,940 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 10, 2013.

(15)	Includes 30,360 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 10, 2013.

(16)	Includes 4,627 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 10, 2013.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.
Based solely upon review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that there was compliance for fiscal 2012 with all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners.
ANNUAL REPORT
The Annual Report of the Company for the fiscal year ended February 2, 2013 has been made available concurrently with the important Notice of Internet Availability of Proxy Materials free of charge to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material. Paper or e-mail copies of the Annual Report are available upon request as instructed in the Notice of Internet Availability of Proxy Materials. Copies of our various SEC reports, including the Annual Report on Form 10-K, are available for immediate retrieval from the SEC's web site at www.sec.gov and are available on the Investor Relations portion of our website at www.coldwatercreek.com.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF THE COMPANY'S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP has served as our independent registered public accountants since fiscal 2006 as ratified by our stockholders. The Audit Committee, in its capacity as a Committee of the Board, has appointed Deloitte & Touche LLP to serve as our independent registered public accountants for the fiscal year ending February 1, 2014. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the meeting is required to ratify the appointment of Deloitte & Touche LLP. If the stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee would reconsider such selection.
Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting. The representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of the stockholders.
Our Board recommends that stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014.
AUDITOR FEES
We paid fees to Deloitte & Touche LLP for fiscal 2012 and fiscal 2011 as set forth in the following table:

Description of Professional Services	Fiscal 2012	Fiscal 2011
Audit Fees (1)	$1,163,797	$1,100,887
Audit Related Fees (2)	33,908	23,500
Tax Fees	—	—
All Other Fees (3)	7,550	6,120
Total Fees	$1,205,255	$1,130,507
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(1)
Includes fees for the audits of the Company's annual financial statements included in the Company's Forms 10-K, the reviews of the quarterly financial statements included in the Company's Forms 10-Q, the audits of the Company's internal control over financial reporting, and statutory audits of foreign subsidiaries.

(2)	Includes fees for audits related to our 401(k) plan and due diligence assistance.

(3)	Includes fees for the licensing of accounting research software and a training seminar attended by a Company employee.
The Audit Committee has considered whether the performance of the above noted services is compatible with maintaining the auditors' independence and has determined that the performance of such services has not adversely affected the auditors' independence.
The Audit Committee shall approve in advance all audit, review or attest engagements and any non-audit services (to the extent permitted under applicable law) and the audit fees and all other compensation to be paid to our independent registered public accounting firm.
The Audit Committee chairperson has been authorized to pre-approve non-audit related services performed by our independent registered public accounting firm provided that the chairperson notifies the Audit Committee of any non-audit related services approved under this authority at its next meeting. The Audit Committee may also adopt pre-approval policies and procedures that are detailed as to the particular service. The Audit Committee shall be promptly informed of all services approved pursuant to any pre-approval policies and procedures.
All services performed by our independent registered public accounting firm in fiscal 2012 were pre-approved by the Audit Committee.

PROPOSAL 3
ADVISORY "SAY-ON-PAY VOTE" ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
This proposal, which is commonly referred to as a "say-on-pay vote," provides stockholders with the opportunity to advise our Board of Directors and Compensation Committee regarding their approval of the compensation of our named executive officers as described in the Compensation Discussion and Analysis section, accompanying compensation tables and narrative disclosure set forth in this proxy statement. This vote is not intended to address any specific item of compensation or the compensation of any particular named executive officer, but rather the overall compensation of our named executive officers as well as the philosophy and objectives of our executive compensation programs.
Our executive compensation programs are designed to attract, retain, motivate and reward talented executives who can contribute to our long-term success and thereby build value for our stockholders. We believe that our compensation program, with its balance of base salary, cash incentive awards and equity compensation, rewards sustained performance that is aligned with long-term stockholder interests.
Our Compensation Committee, which is comprised of independent directors and seeks the input of an outside compensation consultant, oversees our executive compensation and benefits programs. The Compensation Committee approves the performance measurements and targets for our executive officers' incentive pay, and also reviews and approves their compensation packages annually.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement by voting “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
The say-on-pay vote is not binding on the Company, our Compensation Committee or our Board of Directors. We value the opinions of our stockholders and the Compensation Committee will take into account the result of the vote when determining future executive compensation.
The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our named executive officers.

OTHER MATTERS
We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy that is enclosed, or that may be given by phone or over the Internet.
It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. YOU ARE, THEREFORE, URGED TO AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES. WE ENCOURAGE YOU TO VOTE YOUR SHARES OVER THE INTERNET, AS DESCRIBED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS SENT TO STOCKHOLDERS OF RECORD ON APRIL 25, 2013 AND THE ENCLOSED PROXY CARD. Alternatively, you may vote (i) by requesting a paper copy of the Company's Annual Report on Form 10-K, the Proxy Statement and proxy card by mail or electronic mail and marking, signing, dating and promptly returning the proxy card, (ii) by telephone, as described in the Notice of Internet Availability of Proxy Materials or your proxy card, or (iii) by attending the annual meeting and voting in person. Note that all votes cast by telephone or the Internet must be cast prior to 11:59 p.m., Eastern Time, on June 17, 2013. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

John E. Hayes III Senior Vice President, General Counsel and Secretary Sandpoint, Idaho
May 3, 2013

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Coldwater Creek, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 17, 2013.

Vote by Internet

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote "FOR" all the nominees listed and "FOR" Items 2 and 3.

1. Election of Directors
   Nominees:

Nominee	FOR	AGAINST	ABSTAIN
01 - Jill Brown Dean	☐	☐	☐
02 - James R. Alexander	☐	☐	☐
03 - Jerry Gramaglia	☐	☐	☐
04 - Kay Isaacson-Leibowitz	☐	☐	☐

Proposal	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending February 1, 2014.	☐	☐	☐
3. Advisory (non-binding) approval of the Say-on-pay vote.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

This Proxy Statement and the 2012 Annual Report to Stockholders are available at **www.envisionreports.com/CWTR**

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

PROXY — COLDWATER CREEK INC.

Annual Meeting of Stockholders — June 18, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Dennis C. Pence and John E. Hayes III, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Coldwater Creek Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Coldwater Creek Inc. to be held June 18, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEMS 2 AND 3.

(Continued and to be marked, dated and signed, on the other side.)